Exhibit 10.11
2007 RESTATEMENT

OF

SYS TECHNOLOGIES 401(k) PLAN

TABLE OF CONTENTS

1.	DEFINITIONS

1.1	Account
1.2	Acquired Company
1.3	Beneficiary
1.4	Board of Directors
1.5	Code
1.6	Company
1.7	Committee
1.8	Compensation
1.9	Controlled Group
1.10	Disability
1.11	Effective Date
1.12	Eligible Employee
1.13	Employee
1.14	Employer
1.15	Employer Contributions Account (Part 1)
1.16	Employer Contributions Account (Part 2)
1.17	Employer Stock
1.18	Employer Stock Account
1.19	Employment Commencement Date
1.20	Entry Date
1.21	ERISA
1.22	Highly Compensated Employee
1.23	Hour of Service
1.24	Leased Employee
1.25	Matching Contributions
1.26	Matching Contributions Account
1.27	Normal Retirement
1.28	One-Year Break in Service
1.29	Participant
1.30	Plan
1.31	Plan Year
1.32	Pretax Contributions
1.33	Pretax Contributions Account
1.34	Reemployment Commencement Date
1.35	Retirement
1.36	Rollover Account
1.37	Termination of Service
1.38	Trust
1.39	Trustee
1.40	Valuation Date
1.41	Vesting Computation Period
1.42	Year of Service

2.	ELIGIBILITY PARTICIPATION

2.1	Service Requirement
2.2	Participation.
2.3	Qualified Military Service
2.4	Employment After Normal Retirement Date

3.	CONTRIBUTIONS

3.1	Participants’ Pretax Contributions.
3.2	Matching Contributions
3.3	Employer Contributions.
3.4	Timing of Contributions
3.5	Reserved
3.6	Limitation on Amount of Contributions
3.7	Transferred Contributions; Rollover Contributions

4.	ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS

4.1	Establishment of Accounts
4.2	Allocation of Contributions.
4.3	Accounting for Trust Fund Income or Losses
4.4	Valuation of Trust Fund; No Guarantee Against Loss
4.5	Participant Choice of Investment Funds; Transfer of Funds

5.	WITHDRAWALS AND LOANS

5.1	Withdrawals From Rollover Accounts
5.2	Financial Hardship/Post-Age 59-1/2 Withdrawals
5.3	Amount and Payment of Withdrawals
5.4	Loans to Participants

6.	VESTING

6.1	Vesting Schedule
6.2	Forfeitures
6.3	Vesting Computation Period
6.4	Amendment to Vesting Schedule

7.	DISTRIBUTION OF BENEFITS

7.1	Methods of Distribution
7.2	Time of Distribution
7.3	General Rules for Minimum Required Distributions
7.4	Reserved
7.5	Retroactive Distributions
7.6	No Payment of Benefits While Employed
7.7	Valuation of Interest
7.8	Reserved
7.9	Responsibility of Employer Regarding Benefits
7.10	Deferral of Payment of Benefits During Period of Consideration of Domestic Relations Order; Distribution to Alternate Payee Before Event Permitting Distribution to Participant
7.11	Direct Rollovers

8.	BENEFICIARIES

8.1	Designation
8.2	Absence of Valid Designation of Beneficiaries

9.	TRUST AND THE TRUSTEE

9.1	Board to Select Trustee

10.	ADMINISTRATION OF PLAN

10.1	Named Fiduciary for Plan Administration
10.2	Composition of Committee
10.3	Powers of Committee
10.4	Named Fiduciary for Control of Plan Assets
10.5	Powers of Trustee
10.6	Funding Policy
10.7	Reserved
10.8	Allocation and Delegation of Fiduciary Responsibilities
10.9	Employment of Advisors
10.10Standard of Care
10.11Service in More Than One Fiduciary Capacity
10.12Compensation and Payment of Expenses
10.13Indemnification
10.14Reserved
10.15Voting of Shares of Employer Stock
10.16Divestment Requirements

11.	AMENDMENT AND TERMINATION

11.1	Amendment
11.2	Termination, Partial Termination or Complete Discontinuance of Contributions
11.3	No Reversion

12.	TOP-HEAVY PLAN RULES

12.1	Definitions
12.2	Minimum Allocations
12.3	Maximum Compensation
12.4	Minimum Vesting Schedule
12.5	Change in Computation of Allocation and Benefit Limitations
12.6	Modification of Top-Heavy Rules

13.	MISCELLANEOUS

13.1	Limitation of Rights; Employment Relationship
13.2	Transfer of Assets of Plan; Transfer of Assets of Employer
13.3	Nonalienation Provisions
13.4	Claims Procedure
13.5	Consent of Spouse
13.6	Applicable Law; Severability
13.7	Lost Participants
13.8	Gender and Number

SYS TECHNOLOGIES 401(k) PLAN

SYS Technologies (“Employer”) previously adopted the SYS Technologies 401(k) Plan, formerly known as the SYS 401(k) Employee Stock Ownership Plan (the “Plan”), effective July l, 1999, which has been amended and is now restated in its entirety.  Purposes of this Plan include: (i) enabling eligible Employees of the Employer to share in the growth and prosperity of the Employer, (ii) providing Employees with an opportunity to accumulate capital for their future economic security, and (iii) providing Employees with an opportunity to defer compensation and have the amount of the deferrals contributed to the Plan on their behalf.  Effective July 1, 2007, the Plan will not include an Employee Stock Ownership Plan Component.  The Plan is intended to satisfy the Sections 401(k) and 401(m) safe harbor requirements through the Employer’s safe harbor matching contributions.

1.  DEFINITIONS

1.1  Account.  “Account” means the records maintained by the Committee to determine the value of each Participant’s interest in the assets of the Plan, and may refer to the Participant’s, Employer Stock Account, Employer Contributions (Part 1) Account, Employer Contributions (Part 2) Account, Pretax Contributions Account, Matching Contributions Account or Rollover Account, singularly or in combination.

1.2  Acquired Company.  In its discretion, the Company may list any “Acquired Company” in Appendix “A” to this Plan.  Specific rules and requirements with respect to former employees of an Acquired Company and accounts transferred to the Plan from any retirement plan maintained by the Acquired Company are set forth in Appendix “A.”

1.3  Beneficiary.  “Beneficiary” means the person or persons entitled under the provisions of this Plan to receive benefits after the death of a Participant.

1.4  Board of Directors.  “Board of Directors” means the board of directors of the Company.

1.5  Code.  “Code” means the Internal Revenue Code of 1986, as amended.

1.6  Company.  “Company” shall mean SYS Technologies.

1.7  Committee.  “Committee” means the Administrative Committee appointed and acting in accordance with the provisions of Article 10 of this Plan.

1.8  Compensation.  Except as otherwise provided in this Section 1.8, “Compensation” means a Participant’s annual compensation reported on the Participant’s Form W-2 except for (i) any amount paid to an individual before he or she becomes a Participant in the Plan or after the individual ceases to be employed by the Employer, (ii) any automobile allowances, expense accounts, relocation expenses or non-cash taxable fringe benefits and (iii) any amount paid by the Employer under a severance pay or benefit plan and any other amount paid following or related to the termination of employment of the Employee.  Compensation also includes (i) “elective deferrals” within the meaning of Code Section 402(g) which are made to the Plan, (ii) deferrals pursuant to any plan maintained by the Employer under Code Section 125, and (iii) notwithstanding any other provision of the Plan to the contrary, elective amounts that are not includible in the gross income of the Participant by reason of Code Section 132(f).  Compensation shall not include any amount contributed by the Employer for or on account of the Employees under this Plan or under any other employee benefit plan (except as provided in the previous sentence.)
For purposes of computing the limits under Section 4, Compensation shall mean Limitation Compensation as defined in Section 4.2 of the Plan.  For purposes of the preceding sentence, (i) Compensation shall include an Employee’s elective deferrals under Code Section 402(g) and any amounts which are contributed by the Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code Sections 125 or 402(e)(3) and, (ii) notwithstanding any other provision of the Plan to the contrary, Compensation shall also include elective amounts that are not includible in the gross income of the Participant by reason of Code Section 132(f).  Effective for Plan Years beginning after December 31, 2000, the annual Compensation of each Participant taken into account under the Plan for any year shall not exceed $150,000, as adjusted.  Effective for Plan Years beginning after December 31, 2001, the annual Compensation of each Participant taken into account under the Plan for any year shall not exceed $200,000, as adjusted.  This limitation shall be adjusted by the Secretary at the same time and in the same manner as under Section 415(d) of the Code.
If the Plan determines Compensation on a period of time that contains fewer than 12 calendar months, then the annual Compensation limit is an amount equal to the annual Compensation limit for the calendar year in which the Compensation period begins multiplied by the ratio obtained by dividing the number of full months in the period by 12.
1.9  Controlled Group
.  “Controlled Group” means (i) all corporations that are members of a controlled group of corporations with the Employer, within the meaning of Section 1563(a) of the Code, determined without regard to Sections 1563(a)(4) and (e)(3)(C), (ii) all trades or businesses (whether or not incorporated) which are defined under regulations promulgated pursuant to Section 414(c) of the Code as being under common control with the Employer, and (iii) all members of an affiliated service group with the Employer (as defined in Code Section 414(m)).
1.10  Disability
.  “Disability” means disability within the meaning of the federal Social Security Act, as amended from time to time.  A Participant shall be under a Disability for purposes of the Plan only if he has received a disability determination for purposes of receiving Social Security benefits.
1.11  Effective Date
.  “Effective Date” of this Plan restatement means July 1, 2007, except as otherwise provided in the Plan or as otherwise required by applicable law.
1.12  Eligible Employee
.  “Eligible Employee” means any Employee who is at least twenty-one (21) years of age, other than a person whose employment is covered by a collective bargaining agreement to which the Employer is a party if retirement benefits were (or are presumed to have been) the subject of good faith bargaining between the Employer and the collective bargaining representative, unless the collective bargaining agreement provides for coverage under this Plan.

1.13  Employee.  “Employee” means an individual employed by the Employer who meets the following requirements: (i) any portion of his or her income is subject to withholding of income tax and/or Social Security contributions are made for him or her by the Employer, and (ii) such individual is determined by the Employer to be an Employee.  “Employee” does not include a “Leased Employee” as defined in Code Section 414(n)(2).  Only individuals who are paid as employees from an Employer payroll and are treated by the Employer as Employees will be considered Employees for purposes of the Plan.  Any individual who is treated as an independent contractor by the Employer is not an Employee.  Also, an individual who renders services to the Employer pursuant to an arrangement between the Employer and a leasing organization, temporary employment agency or any other organization is not an Employee.  Any individual who is retroactively or in any other way held or found to be a “statutory” or “common law employee” of the Employer will not be eligible to participate in the Plan for any period he or she was not treated contemporaneously as an Employee by the Employer and considered by the Employer to be an Employee under this Section 1.13.  In addition, such an individual will remain ineligible for participation in the Plan unless the Plan is amended to specifically render the individual eligible for Plan participation.

1.14  Employer.  “Employer” means the Company and any corporation or business organization that has adopted the Plan and that is a member of a Controlled Group of corporations that includes the Company (as determined under Section 414(b) of the Code).

1.15  Employer Contributions Account (Part 1).  “Employer Contributions Account (Part 1)” means the subaccount established for each Participant which is attributable to the Employer Contributions (Part 1) described in Section 3.3.1, forfeitures and earnings, gains and losses of the Trust Fund with respect to such contributions and forfeitures.

1.16  Employer Contributions Account (Part 2).  “Employer Contributions Account (Part 2)” means the subaccount established for each Participant, which is attributable to the Employer Contributions (Part 2) described in Section 3.3.2, forfeitures and earnings, gains and losses of the Trust Fund with respect to such contributions and forfeitures.

1.17  Employer Stock.  “Employer Stock” means shares issued by the Employer which are voting common stock (or preferred stock convertible into voting common stock) and are described in Section 4975(e)(8) of the Code or in Treasury Regulation Section 54.4975-12.

1.18  Employer Stock Account.  “Employer Stock Account” means the Account established for each Participant which is attributable to contributions by the Employer that have been made in shares of Employer Stock that are acquired by the Plan.

1.19  Employment Commencement Date.  “Employment Commencement Date” means the date on which an Employee first performs an Hour of Service for an Employer maintaining the Plan.

1.20  Entry Date.  “Entry Date” means the later of (i) the first day of the calendar month coinciding with or following an Employee’s Employment Commencement Date or (ii) the date an individual becomes an Eligible Employee.

1.21  ERISA.  “ERISA” means the “Employee Retirement Income Security Act of 1974,” as amended from time to time.

1.22  Highly Compensated Employee.  A “Highly Compensated Employee” includes highly compensated active employees and highly compensated former employees.

A highly compensated active Employee includes any Employee who performs service for the Company during the Determination Year and is described in one or more of the following categories: (i) an Employee who is a five percent (5%) owner, as defined in Code Section 416(i)(1)(B), at any time during the Determination Year or the Look-Back Year; and (ii) an Employee who receives Compensation in excess of $80,000 during the Look-Back Year and was a member of the top-paid group for such year (the $80,000 limitation will be adjusted annually for increases in the cost of living in accordance with Code Section 415(d)).

A former Employee is treated as a Highly Compensated Employee based on the rules applicable to determining Highly Compensated Employee status as in effect for a Determination Year, in accordance with applicable regulations.

For this purpose, the Determination Year shall be the Plan Year for which the determination of who is Highly Compensated is being made, except that where the Plan Year is not a calendar year, the Company may elect, on a consistent basis, to consider the calendar year which ends within the Plan Year as the determination year.  The Look-Back Year shall be the twelve-month period immediately preceding the Determination Year.

The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top-paid group and the Compensation that is considered, will be made in accordance with Section 414(q) of the Code and the regulations thereunder.

1.23  Hour of Service.  “Hour of Service” means:

1.23.1  Each hour for which an Employee is directly or indirectly paid, or entitled to payment, by the Employer or another member of a Controlled Group of which the Employer is a member for the performance of duties during the applicable computation period under the Plan.  These hours shall be credited to the Employee for the computation period or periods in which the duties were performed.

1.23.2  Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Employer or another member of a Controlled Group of which the Employer is a member.  These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

1.23.3  Each hour for which an Employee is directly or indirectly paid, or entitled to such payment by the Employer or a member of a Controlled Group with the Employer for reasons (such as vacation, sickness, less than Disability, or paid leaves of absence) other than for the performance of duties during the applicable computation period.  No more than 501 Hours of Service shall be credited for any single continuous period under this Section 1.23.3 (whether or not such period occurs in a single computation period).

1.23.4  Hours of Service for each hour for which an individual is required to be considered an Employee, under Code Section 414(n), of the Employer.

1.23.5  Solely for purposes of determining whether a One-Year Break in Service has occurred for eligibility and vesting purposes, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such Hours cannot be determined, 8 Hours of Service per day of such absence.  For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of a birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.  The Hours of Service credited under this subparagraph shall be credited (1) in the period in which the absence begins if the crediting is necessary to prevent a One-Year Break in Service in that period, or (2) in all other cases, in the following such period.

1.23.6  Hours of Service shall not be credited under more than one of the above subsections of this Section 1.23 for the same Hour of Service.

1.23.7  Hours of Service will be determined on the basis of actual hours for which an employee is paid or entitled to payment and shall be ascertained from the records of hours worked or hours for which payment is made or owed.  Hours of Service for nonperformance of duties shall be credited in accordance with Department of Labor Regulations Section 2530.200b2(b).  Hours of Service shall be credited to the applicable computation period in accordance with Department of Labor Regulations Section 2530.200b-2(c).

1.24  Leased Employee.  “Leased Employee” shall mean any person who renders professional services to the Employer and who is described in Code Section 414(n)(2) by reason of providing such services, other than a person described in Code Section 414(n)(5).  Although a Leased Employee is required under certain circumstances, to be taken into account for purposes of determining whether Code anti-discrimination requirements are met, Leased Employees are not Employees, as set forth in Section 1.13.

1.25  Matching Contributions.  “Matching Contributions” shall mean Employer contributions which match Pretax Contributions made by Participant.

1.26  Matching Contributions Account.  “Matching Contributions Account” shall mean the Account established for each Participant which is attributable to Employer Matching Contributions.

1.27  Normal Retirement.  “Normal Retirement,” see “Retirement.”

1.28  One-Year Break in Service.  “One-Year Break in Service” for vesting purposes means a Plan Year during which a Participant is credited with less than 501 Hours of Service.  For eligibility purposes, a One-Year Break in Service means a twelve month period during which an Employee is credited with less than 501 Hours of Service, including any period between the Employee’s Employment Commencement Date (or Reemployment Commencement Date) and anniversaries thereof.

1.29  Participant.  “Participant” means any Eligible Employee who has become a Participant of this Plan as set forth in Article 2.

1.30  Plan.  “Plan” means the SYS Technologies 401(k) Plan (formerly known as the SYS 401(k) Employee Stock Ownership Plan), as set forth herein, and any amendments hereto.

1.31  Plan Year.  “Plan Year” is the period commencing July 1 and ending June 30.

1.32  Pretax Contributions.  “Pretax Contributions” shall mean contributions paid to the Trust by the Employer at the election of a Participant in lieu of Cash Compensation pursuant to Section 3.1.

1.33  Pretax Contributions Account.  “Pretax Contributions Account” shall mean the Account established for each Participant which is attributable to Pretax Contributions.

1.34  Reemployment Commencement Date.  “Reemployment Commencement Date” means the date on which an Employee first performs an Hour of Service for an Employer maintaining the Plan following his or her Termination of Service.

1.35  Retirement.  “Retirement” means the following:

1.35.1  General.  Unless otherwise qualified in this Plan, the term “Retirement” shall be construed to mean “Normal Retirement.”

1.35.2  Normal Retirement.  “Normal Retirement” means retirement on the day of the month in which the Participant attains his or her 65th birthday.  (Having the same meaning: Normal Retirement Age or Date.)

1.35.3  Deferred Retirement.  “Deferred Retirement” means retirement after what would otherwise be the Normal Retirement Date of a Participant.  (Sometimes referred to herein as Deferred Retirement Date.)  If a Participant continues to be employed by the Employer after otherwise meeting the requirements herein for Normal Retirement, he shall continue to participate in the Plan and to have contributions allocated to his or her Account.  When such a Participant subsequently retires, he shall then be entitled to have the balance standing in his or her Account under the Plan distributed as provided in Article 7.

1.36  Rollover Account.  “Rollover Account” means an Account consisting of an amount rolled over to this Plan from another Plan.  Section 7.11 shall apply to such Account.

1.37  Termination of Service.  “Termination of Service” means the date during the Plan Year when a Participant ceases to be an Employee of the Employer maintaining the Plan (whether voluntarily or involuntarily) for reasons other than Normal Retirement, Deferred Retirement, death or Total Disability.  (Having the same meaning are the following: Terminates (his or her) Service, Terminated (his or her) Service, etc.)

1.38  Trust.  “Trust” means the trust established pursuant to the trust agreement (“Trust Agreement”) described in Article 9 of this Plan, and “Trust Fund” means the assets of the Plan held by the Trustee pursuant to the Trust.

1.39  Trustee.  “Trustee” means the trustee or trustees of the Trust established pursuant to this Plan.

1.40  Valuation Date.  “Valuation Date” means the date on which the Trust Fund is valued.  The Valuation Date shall be the last day of each Plan Year and any other date selected by the Committee.

1.41  Vesting Computation Period.  For Plan Years beginning before July 1, 2007, “Vesting Computation Period” means the period for computing Years of Service for vesting purposes and shall be the same as the Plan Year.

1.42  Year of Service.  “Year of Service” shall mean a twelve (12) consecutive month period beginning on the date an Employee is first credited with an Hour of Service (or, in the case of a rehired Employee, the date of his or her rehire) and ending on the anniversary of that date and each anniversary of that date thereafter.  Any period of service of less than twelve (12) consecutive months will be disregarded.

2.  ELIGIBILITY PARTICIPATION

2.1  Service Requirement.  Each Eligible Employee will become a Participant on the Entry Date following ninety (90) days from his or her Employment Commencement Date.  Effective as of November 1, 2007, each Eligible Employee who is not a Participant will become a Participant on his or her Entry Date.

2.1.1  Consultants and Leased Employees.  In the event that a consultant or Leased Employee is later employed by the Employer as an Eligible Employee, days of service as a consultant or Leased Employee shall be counted for purposes of satisfying the ninety (90) day service requirement.

2.2  Participation.

2.2.1  Cessation of Participation.  Participation in the Plan continues until a Participant terminates his or her employment by Retirement, death, Disability or Termination of Service.

2.2.2  Reemployment.  A former Participant whose participation in the Plan has ceased shall become a Participant in the Plan again as of his or her Reemployment Commencement Date.

2.3  Qualified Military Service.  Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(n).  The terms of this Section 2.3 are effective with respect to reemployments initiated on or after December 12, 1994.

2.4  Employment After Normal Retirement Date.  A Participant who continues in the employ of the Employer after his or her Normal Retirement Date shall continue to be a Participant for all purposes of the Plan.

3.  CONTRIBUTIONS

3.1  Participants’ Pretax Contributions.

3.1.1  Amount of Contributions.  Each Participant may elect to defer any portion of his or her Compensation, as defined in the following sentence, in a fixed whole percentage (the maximum such percentage will be 100%, unless otherwise determined by the Committee) or a specific dollar amount, as a Pretax Contribution.  For purposes of this Section 3.1.1, Compensation means “Compensation” as defined in Section 1.8, except that any amount paid as a bonus to a Participant shall be excluded.  For any month, the Participant may elect to defer a percentage of such Compensation, up to the maximum amount permitted under Section 3.1.5, as a Pretax Contribution.  The Employer will make contributions to the Plan of the amount deferred to be credited to the Participant’s Pretax Contributions Account.  If a Participant fails to make an election in accordance with the rules and procedures prescribed by the Committee, then Committee will consider his or her election to be zero percent (0%) of his or her Compensation.

3.1.2  Change in Percentage or Suspension of Pretax Contributions.  A Participant’s Pretax Contributions percentage will remain in effect, notwithstanding any change in the Participant’s Compensation, until the Participant elects to change such percentage or until the Committee reduces such percentage in accordance with Section 3.1.3.  A Participant may elect to change the Participant’s Pretax Contributions effective as soon as administratively practicable after the election is made, in accordance with the rules and procedures prescribed by the Committee and within the time period required by the Committee.

A Participant may elect to suspend the Participant’s Pretax Contributions at any time.  Such suspension will be effective as soon as administratively practicable after the Participant makes such election, in accordance with the rules and procedures prescribed by the Committee.  A Participant who suspends all Pretax Contributions may resume Pretax Contributions on his or her behalf in accordance with rules and procedures established by the Committee.

3.1.3  Reduction in Pretax Contributions.  The Committee may reduce the percentage of Pretax Contributions of any Participant at any time if the Committee determines that such a reduction is necessary to ensure that the limitations described in Sections 3.1.5 and 3.1.7 are satisfied.

3.1.4  Status of Pretax Contributions.  Pretax Contributions under this Section shall be made by payroll deductions authorized by the Participant and shall be contributed to the Plan by the Employer.  Pretax Contributions are intended to qualify as elective contributions under Code Section 401(k).

3.1.5  Calendar Year Limitation.  Notwithstanding the provisions of Sections 3.1.1 and 3.1.2 above, the Pretax Contributions made by any Participant for any calendar year shall not exceed $15,500, multiplied by the Adjustment Factor, except as permitted under Section 3.1.6 and Section 414(v) of the Code.  For purposes of this Section 3.1.5, “Adjustment Factor” shall mean the cost-of-living adjustment factor prescribed by the Secretary of the Treasury under Code Section 415(d), as applied to the items and in the manner prescribed by the Secretary of the Treasury.

3.1.6  Catch-Up Contributions.  All Employees who are eligible to make Pretax Contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of Section 414(v) of the Code.  Such “catch-up” contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code.  The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code as applicable by reason of the making of such catch-up contributions.

3.1.7  Limits on Pretax Contributions.  This Section 3.1.7 shall not apply if the requirements of Code Section 401(k)(12) are satisfied.  If such requirements are not satisfied, then this Section 3.1.7 shall apply, as follows:

(a)  Average Actual Deferral Percentage.  Except as otherwise provided in this Section 3.1.7, the Committee shall return Excess Contributions (which shall be determined after determining Excess Deferrals) to Highly Compensated Employees in accordance with Section 3.1.7(b) as necessary to satisfy the deferral percentage test of either subsection (a)(i) or (a)(ii) below:

(i)  The Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Employees who are Non-Highly Compensated Employees for the Plan Year multiplied by 1.25; or

(ii)  The Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Employees who are Non-Highly Compensated Employees for the Plan Year multiplied by 2, provided that the Average Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for Eligible Employees who are Non-Highly Compensated Employees by more than two (2) percentage points or such lesser amount as the Secretary of the Treasury shall prescribe to prevent the multiple use of this alternative limitation with respect to any Highly Compensated Employee.

(b)  Excess Contributions shall be distributed to the appropriate Highly Compensated Employees no later than the time required by applicable law.  Excess Contributions shall be treated as Annual Additions under Section 4.3 of the Plan:

(i)  If the Plan terminates during a Plan Year in which there are Excess Contributions, such distributions shall be made after the date of the termination of the Plan and as soon as administratively feasible, but in no event later than the time required by applicable law.  The income allocable to Excess Contributions shall be determined in the manner provided in Section 3.1.7(g).

(ii)  Distributions of Excess Contributions and income thereon shall be made on the basis of the amount of the Excess Contributions attributable to each Highly Compensated Employee.  Excess Contributions shall be distributed from the Participant’s Pretax Contributions Account.  Excess Contributions (plus income) shall be distributed to the Highly Compensated Employees with the largest amounts of contributions taken into account in calculating the Average Actual Deferral Percentage test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such contributions and continuing in descending order until all the Excess Contributions have been distributed.

(c)  In its discretion, the Committee may cause the Plan to satisfy the tests described in Section 3.1.7(a) by treating all or a portion of Employer contributions as Qualified Nonelective Contributions.

(d)  Effective as of July 1, 2006, in order to satisfy or partially satisfy the Average Actual Deferral Percentage test described in Section 3.1.7(a) above, or the Average Contribution Percentage test described in Section 3.2.2(a) below, or both of such tests, the Employer may, in its discretion, make a Qualified Nonelective Contribution (a “QNEC”), as defined in Treasury Regulation §1.401(k)-6, to the Plan.  Effective for Plan Years beginning on or after July 1, 2006, however, a QNEC amount may be taken into account only in accordance with the following rules:

(i)  A QNEC amount may not be taken into account in determining the Average Actual Deferral Percentage ratio for a Plan Year on behalf of an Employee who is not a Highly Compensated Employee (a “ Non-Highly Compensated Employee”) to the extent that such QNEC exceeds the product of such Non Highly Compensated Employee’s Code Section 414(s) compensation for the Plan Year multiplied times the greater of (i) 5% or (ii) two times the Plan’s Representative Contribution Rate (as defined below) for such Plan Year.

(ii)  As used in this Section 3.1.7(d), the term Representative Contribution Rate means the lowest Applicable Contribution Rate (as defined below) of any eligible Non-Highly Compensated Employee among a group of Non-Highly Compensated Employees that consists of half of all the eligible Non-Highly Compensated Employees for the Plan Year (or if greater, the lowest Applicable Contribution Rate of any eligible Non-Highly Compensated Employee who is in the group of all eligible Non-Highly Compensated Employees for the Plan Year and who is employed by the Employer on the last day of the Plan Year).

(iii)  As used in this Section 3.1.7(d), the term Applicable Contribution Rate means, for an eligible Non-Highly Compensated Employee, the QNECs made to the Plan on his or her behalf, divided by the eligible Non-Highly Compensated Employee’s Code Section 414(s) compensation for the same period.

(iv)  A QNEC amount may not be taken into account to determine the Average Actual Deferral Percentage ratio to the extent that such amount is taken into account for purposes of satisfying any other Average Actual Deferral Percentage test, any Average Contribution Percentage test, or the requirements of Treas. Reg. Sections 1.401(k)-3, 1.401(m)-3 or 1.401(k)-4.

(v)  If the Plan switches from the current year testing method to the prior year testing method pursuant to Treas. Reg. Section 1.401(k)-2(c), any QNEC amounts that are taken into account under the current Plan Year testing method for a Plan Year may not be taken into account under the prior Plan Year testing method for the following Plan Year.

(vi)  QNEC amounts for a Plan Year may only be included in aggregate 401(k) contributions taken into account in applying the Average Actual Deferral Percentage limitation for such Plan Year, if (i) the QNECs satisfy the requirements of Treasury Regulation Sections 1.401(k)1(c) and (d) as though the QNECs were elective contributions under section 401(k)(2) of the Code, thereby requiring that the QNECs satisfy the vesting requirements of Treasury Regulation Section 1.401(k)1(c) and be subject to the distribution requirements of Treasury Regulation Section 1.401(k)1(d) and (ii) the additional requirements of Treasury Regulation Section 1.401(k)2 are satisfied.

(vii)  QNEC amounts, if any, must be paid to the Trustee as soon as reasonably practicable following the close of the Plan Year and shall be allocated to the accounts of the Non-Highly Compensated Employees as of the last day of the Plan Year.  QNEC amounts shall be 100% vested and nonforfeitable.  In all other respects, the investment and distribution of QNEC amounts shall be made as if the QNEC amounts were Employer Contributions.

(e)  Definitions.  For purposes of this Section 3.1.7, the following definitions shall be used:

(i)  “Actual Deferral Percentage” shall mean the ratio (expressed as a percentage) of Pretax Contributions made on behalf of the Eligible Employee for the Plan Year to the Eligible Employee’s Compensation for the Plan Year.

(ii)  “Average Actual Deferral Percentage” shall mean the average (expressed as a percentage) of the Actual Deferral Percentages of the Eligible Employees in a group.

(iii)  “Excess Contributions” shall mean with respect to a Plan Year, an amount by which the Participant’s Pretax Contributions (prior to the return of any such contributions as provided for in Section 3.1.7) exceed the maximum amount of such contributions permitted under the limitations of Code Section 401(k)(3).

(iv)  “Excess Deferrals” shall mean the amount by which contributions made for a Participant under any qualified cash or deferred arrangements described in Code Section 401(k), 408(k) or 403(b) for a taxable year exceed the limitation set forth in Section 3.1.5.

(v)  “Qualified Nonelective Contributions” shall mean contributions (determined without regard to other limitations imposed under this Plan and excluding any Matching Contributions) made by the Employer and allocated to an Eligible Employee’s Accounts that the Eligible Employee may not elect to receive in cash until distributed from the Plan; that are 100 percent vested and nonforfeitable when made; and that are not distributable under the terms of the Plan to an Eligible Employee or his Beneficiary earlier than the earliest o£

(a)  separation from service, death, or disability of the Eligible Employee;

(b)  attainment of age 59-1/2 by the Eligible Employee; or

(c)  termination of the Plan without establishment of a successor plan.

In addition, all or part of the Qualified Nonelective Contributions must meet the following:

(i)  The nonelective contributions, including those Qualified Nonelective Contributions treated as Pretax Contributions for purposes of the Actual Deferral Percentage determination, must satisfy the requirements of Code Section 401(a)(4);

(ii)  The nonelective contributions, excluding those Qualified Nonelective Contributions, treated as Pretax Contributions for purposes of the Actual Deferral Percentage determination, shall satisfy the requirements of Code Section 401(a)(4);

(iii)  Except as provided in (i), the Qualified Nonelective Contributions treated as Pretax Contributions for purposes of the Actual Deferral Percentage determination shall not be taken into account in determining whether any other contributions or benefits satisfy Code Section 401(a)(4);

(iv)  The Qualified Nonelective Contributions must meet the requirements imposed under the Code for Pretax Contributions pursuant to Treas. Reg. § 1.401(k)-2(a)(6).  Thus, the Qualified Nonelective Contributions must not be contingent on the Employee’s participation in the Plan or performance of subsequent services and the contribution is actually paid to the Trust no later than the end of the twelve-month period immediately following the Plan Year in which the contribution relates.

(f)  Special Rules.

(i)  For purposes of this Section 3.1.7, the Actual Deferral Percentage for any Eligible Employee who is a Highly Compensated Employee for the Plan Year and who is eligible to have Pretax Contributions or Qualified Nonelective Contributions allocated to his or her account under two or more plans or arrangements described in Section 401(k) of the Code which are maintained by the Employer or a Controlled Group Member shall be determined as if all such Pretax Contributions and Qualified Nonelective Contributions were made under a single arrangement.  A Participant is a Highly Compensated Employer for a particular Plan Year if he or she meets the definition of a Highly Compensated Employee in effect for that Plan Year.  Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he or she does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

(ii)  The determination and treatment of the Pretax Contributions, Qualified Nonelective Contributions and Actual Deferral Percentage of any Eligible Employee shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

(iii)  A Pretax Contribution shall be taken into account for the purposes of this Section 3.1.7 only if it relates to Compensation that either would have been received by the Employee in the Plan Year (but for the Participant’s deferral election) or is attributable to services performed by the Employee in the Plan Year and would have been received by the Employee within 2-1/2 months after the close of the Plan Year (but for the deferral election).  A Pretax Contribution will be taken into account under this Section 3.1.7 for a Plan Year only if it is allocated to the Participant as of a date within that Plan Year.  For this purpose, a Pretax Contribution is considered allocated as of the date within a Plan Year if the allocation is not contingent on participation or performance after such date and the Pretax Contribution is actually paid to the trust no later than 12 months after the Plan Year to which the contribution relates.  For purposes of determining whether the Plan satisfies this Section 3.1.7, all Pretax Contributions that are made under two or more plans that are aggregated under Code Section 401(a)(4) or 410(b) (other than Code Section 410(b)(2)(A)(ii)) are to be treated as made under a single plan and if two or more plans are permissibly aggregated for purposes of Section 401(k), the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) as though they were a single plan.

(g)  Effective as of July 1, 2006, all Excess Contributions and the Income (as defined below) allocable to such Excess Contributions for any Plan Year shall be distributed to the appropriate Highly Compensated Employees before the close of the next following Plan Year.  Such distributions must be adjusted for Income, including an adjustment for Income for the period between the end of the Plan Year and the date of distribution (the “gap period”).  As used in this Section 3.1.7(g), the term “Income” shall mean net gain or loss.  The Plan Administrator shall have the discretion to determine and allocate Income using any of the following methods:

(i)  The Plan Administrator may use any reasonable method for computing the Income allocable to Excess Contributions, provided that such method does not violate Code Section 401(a)(4) and is used consistently for allocating Income to Participants’ Accounts and for all Participants and all corrective distributions of Excess Contributions for such Plan Year.  The Plan Administrator may, in its discretion, determine the Income allocable to Excess Contributions as of a date that is not more than seven days before the distribution of such Excess Contributions.

(ii)  The Plan Administrator may allocate Income to Excess Contributions for the Plan Year by multiplying the Income for the Plan Year allocable to Pretax Contributions and other amounts taken into account for the Average Actual Deferral Percentage test for such Plan Year by a fraction, the numerator of which is the Excess Contributions for the Participant for such Plan Year and the denominator of which is the sum of (i) the value of the Pretax Contribution Accounts of all Participants (and all other amounts taken into account under the Average Actual Deferral Percentage test for the Plan Year) as of the beginning of such Plan Year, and (ii) any additional amount of Pretax Contributions made for such Plan Year.

(iii)  The Plan Administrator may use the safe harbor method set forth in this paragraph to determine Income on Excess Contributions for the gap period.  Under this safe harbor method, Income on Excess Contributions for the gap period is equal to 10% of the Income allocable to such Excess Contributions for the Plan Year that would be determined under the method specified in paragraph (ii) above, multiplied by the number of calendar months that have elapsed since the end of the Plan Year.  For the purposes of computing the number of such calendar months, a corrective distribution that is made on or before the 15th day of a month shall be treated as having been made on the last day of the preceding month and a corrective distribution made after the 15th day of a month shall be treated as having been made on the last day of such month.

(iv)  The Plan Administrator may determine the Income on Excess Contributions for the aggregate of the Plan Year and the gap period by applying the method specified in paragraph (ii) to this aggregate period.  If the Plan Administrator uses this method, then (A) the Income for the aggregate period shall be substituted for the Income for the Plan Year, and (B) in determining the applicable fraction under paragraph (ii), the amounts taken into account under the Average Actual Deferral Percentage test for the Plan Year and the gap period shall be substituted for the amounts taken into account under the Average Actual Deferral Percentage test for the Plan Year.

3.2  Matching Contributions.

(a)  Required Matching Contributions.  For each payroll period, the Employer will make Matching Contributions equal to 100% of the amount of the Participant’s Pretax Contributions that do not exceed 3% of the Participant’s Compensation for such payroll period.  In addition, for each payroll period, the Employer will make Matching Contributions equal to 50% of the amount of the Participant’s Pretax Contributions in excess of 3%, but which do not exceed 5%, of the Participant’s Compensation for the payroll period.

(b)  Discretionary Matching Contributions.  The Employer, in its discretion, may make Matching Contributions for a payroll period with respect to a Participant’s Pretax Contributions in excess of 3%, but which do not exceed 5% of the Participant’s Compensation for the payroll period, in addition to the Matching Contributions described in the second sentence of Section 3.2(a).  The amount of such Matching Contributions will be equal to a percentage, determined in the discretion of the Employer, of such Pretax Contributions.

The Employer, in its discretion, may also make Matching Contributions for a payroll period in an amount equal to a percentage, determined by the Employer in its discretion, of the Participant’s Pretax Contributions in excess of 5%, but which do not exceed 6%, of the Participant’s Compensation for the payroll period.

Notwithstanding the foregoing, however:

(i)  Matching Contributions may not be made with respect to a Participant’s Pretax Contributions for a payroll period in excess of 6% of the Participant’s Compensation for such payroll period;

(ii)  The percentage of a Participant’s Pretax Contributions matched by the Employer’s Matching Contributions may not be increased as a result of an increase in the Participant’s Pretax Contributions percentage;

(iii)  The percentage of a Highly Compensated Employee’s Pretax Contributions for a payroll period that are matched by Matching Contributions may not exceed the percentage of a Non-Highly Compensated Employee’s Pretax Contributions for the payroll period that are matched by Matching Contributions; and

(c)  Form of Matching Contributions.  Matching Contributions may be made in cash or shares of Employer Stock.

(d)  Catch-Up Contributions.  Catch-Up Contributions are considered Pretax Contributions under this Section 3.2.

3.2.2  Limitation on Matching Contributions.  This Section 3.2.2 shall not apply if the Plan meets the requirements of Code Section 401(m)(11).

(a)  Contribution Percentage.

(i)  The Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Employees who are Non-Highly Compensated Employees for the Plan Year multiplied by 1.25; or

(ii)  The Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees for the Plan Year shall not exceed the Average Contribution Percentage for Eligible Employees who are Non-Highly Compensated Employees for the Plan Year multiplied by 2, provided that the Average Contribution Percentage for Eligible Employees who are Highly Compensated Employees does not exceed the Average Contribution Percentage for Eligible Employees who are Non-Highly Compensated Employees by more than two (2) percentage points or such lesser amount as the Secretary of Treasury shall prescribe to prevent the multiple use of this alternative limitation with respect to any Highly Compensated Employee.

(b)  Definitions.  The following definitions shall apply:

(i)  “Average Contribution Percentage” shall mean the average (expressed as a percentage) of the Contribution Percentages of the Eligible Employees in a group.

(ii)  “Contribution Percentage” shall mean the ratio (expressed as a percentage) of Matching Contributions under the Plan made on behalf of the Eligible Employee for the Plan Year to the Eligible Employee’s Compensation for the Plan Year.

(c)  Special Rules.

(i)  For purposes of this Section 3.2.2, the Contribution Percentage for any Eligible Employee who is a Highly Compensated Employee for the Plan Year and who is eligible to have Matching Contributions, Qualified Nonelective Contributions or Pretax Contributions allocated to his or her account under two or more plans described in Section 401(a) of the Code or arrangements described in Section 401(k) of the Code that are maintained by the Employer or a Controlled Group Member shall be determined as if all such contributions were made under a single plan.

(ii)  In the event that this Plan satisfies the requirements of Section 410(b) or Section 401(a)(4) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of Section 410(b) or Section 401(a)(4) of the Code only if aggregated with this Plan, then this Section 3.2.2 shall be applied by determining the Contribution Percentages of Eligible Employees as if all such plans were a single plan.

(iii)  The determination and treatment of the Contribution Percentage of any Eligible Employee shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

(iv)  Pretax Contributions may be treated as Matching Contributions if the conditions described in Section 1.401(m)-1(b)(5) of the Treasury Regulations are satisfied.  Such regulation is incorporated herein by this reference.

(v)  A Matching Contribution shall be taken into account for purposes of this Section 3.2 for a Plan Year only if it is (1) made on account of the Employee’s Pretax Contributions for the Plan Year, (2) allocated to the Participant’s account as of a date within the Plan Year, and (3) actually paid to the Trust by the end of the twelfth month following the close of the Plan Year.

(d)  Effective as of July 1, 2006, Matching Contributions with respect to any Pretax Contributions for a Plan Year shall not be taken into account under the Average Contribution Percentage test for a Non-Highly Compensated Employee to the extent that such Matching Contribution exceeds the greater of (i) 5% of the Code Section 414(s) compensation of such Non-Highly Compensated Employee for the Plan Year, (ii) the Pretax Contributions of such Non-Highly Compensated Employee for the Plan Year, or (iii) the product of two times the Plan’s Representative Matching Rate (as defined below) and the Non-Highly Compensated Employee’s Pretax Contributions for the Plan Year.  This same limitation shall also apply to any Employer contribution made to the Plan in order to correct a failed Average Contribution Percentage test.

(i)  As used in this Section 3.2.2, the term Representative Matching Rate means the lowest Matching Rate (as defined below) of any eligible Non-Highly Compensated Employee among a group of Non-Highly Compensated Employees that consists of half of all the eligible Non-Highly Compensated Employees for the Plan Year who make Pretax Contributions (or if greater, the lowest Matching Rate for all eligible Non-Highly Compensated Employees for the Plan Year who are employed by the Company on the last day of the Plan Year and who make Pretax Contributions to the Plan for the Plan Year).

(ii)  As used in this Section 3.2.2, the term Matching Rate means for an Employee the Matching Contributions made for such Employee divided by the Employee’s Pretax Contributions for the Plan Year.  If the Matching Contributions rate is not the same for all levels of Pretax Contributions, then the Employee’s deemed Matching Rate will be computed as if the Employee’s Pretax Contributions equaled 6% of the Employee’s Code Section 414(s) compensation.

(iii)  A QNEC amount may not be taken into account under the Average Contribution Percentage test for a Plan Year for a Non-Highly Compensated Employee to the extent that such QNEC exceeds the product of that Non-Highly Compensated Employee’s Code Section 414(s) compensation multiplied times the greater of (i) 5% or (ii) two times the Plan’s Representative Contribution Rate, as defined below.  Any QNEC taken into account under an Average Deferral Percentage test is not permitted to be taken into account for purposes of this Section 3.2.

(iv)  As used in this Section 3.2.2, the term Representative Contribution Rate means the lowest Applicable Contribution Rate (as defined below) of any eligible Non-Highly Compensated Employee among a group of Non-Highly Compensated Employees that consists of half of all the eligible Non-Highly Compensated Employees for the Plan Year (or if greater, the lowest Applicable Contribution Rate of any eligible Non-Highly Compensated Employee who is in the group of all eligible Non-Highly Compensated Employees for the Plan Year and who is employed by the Employer on the last day of the Plan Year).

(v)  As used in this Section 3.2.2, the term Applicable Contribution Rate means for an eligible Non-Highly Compensated Employee the sum of the Matching Contributions taken into account in determining the Average Contribution Percentage ratio for such eligible Non-Highly Compensated Employee for the Plan Year and the QNEC amounts made for such eligible Non-Highly Compensated Employee for such Plan Year, divided by the eligible Non-Highly Compensated Employee’s Code Section 414(s) compensation for the same period.

3.3  Employer Contributions.

3.3.1  Employer Contributions (Part 1).  Effective for Plan Years beginning on or after July 1, 2004, Employer Contributions (Part 1) will not be made to the Plan.

3.3.2  Employer Contributions (Part 2).  For each fiscal year of the Employer, the Employer may make, in its sole discretion, Employer Contributions (Part 2) to the Plan.  Employer Contributions (Part 2), if any, may be made in one or more installments in such amounts as the board of directors of the Employer, in its sole discretion, may determine.  Employer Contributions (Part 2) may be made in cash or in shares of Employer Stock.

3.3.3  Matching Contributions.  Matching Contributions to the Plan may be made in cash or in shares of Employer Stock.

3.4  Timing of Contributions.  All Pretax Contributions must be contributed to the Plan as soon as reasonably practicable after the date the Participant’s paycheck is reduced but in no event later than 30 days after the Plan Year ends.  Employer Contributions, if any, will be contributed to the Plan at a time determined in the discretion of the Employer, but no later than as required by applicable law.  Matching Contributions with respect to Pretax Contributions made during a calendar quarter will be contributed to the Plan by the last day of the following calendar quarter.

3.5  Reserved.

3.6  Limitation on Amount of Contributions.  Contributions for any fiscal year shall not exceed an amount which the Employer estimates will be deductible under Section 404 of the Code.

3.7  Transferred Contributions; Rollover Contributions.  The Committee, in its discretion, may authorize the Trustee to accept a direct transfer of funds or an Employee rollover contribution from any of the following: (a) a qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions; (b) an annuity contract described in Section 403(b) of the Code, excluding after-tax contributions; (c) an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; or (d) the portion of a distribution from an individual retirement account or annuity described in Code Section 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income.  Additionally, the Committee, in its discretion, may authorize the Trustee to accept a direct transfer of funds or an Employee rollover contribution consisting of tax-exempt income from a Federal Thrift Plan.  Rollover contributions may be made in cash or in the form of a Participant loan promissory note, provided the borrower is an Employee because of the Company’s acquisition of all or part of the borrower’s former employer.  In each case where a transfer or rollover has been made, a Rollover Account shall be established.  Investment of such accounts shall be made in the same manner as for other accounts under Section 4.5.

4.  ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS

4.1  Establishment of Accounts.  Separate Accounts will be established under the Plan as necessary or appropriate for the administration of the Plan.

4.2  Allocation of Contributions.

4.2.1  Allocation of Employer Contributions.  Subject to the provisions of Sections 4.3 and 12, Employer Contributions made by an Employer under Section 3.3 with respect to a Plan Year shall be allocated to the Employer Contributions Accounts of Participants in the ratio that each such Participant’s Compensation from the Employer for the Plan Year bears to the total amount of all such Participants’ Compensation for the Plan Year.

4.2.2  Allocation of Pretax and Matching Contributions.           Pretax Contributions for any Plan Year shall be allocated only to the Pretax Contributions Accounts of Participants who elect to reduce their cash Compensation and have Pretax Contributions made by the Employer on their behalf.Matching Contributions for a Plan Year shall be made to accounts of Participants who have Pretax Contributions allocated to their Pretax Contributions Accounts for such Plan Year.  Separate accounts shall be maintained for any Qualified Nonelective Contributions allocated to the Participant.

The total Annual Additions to a Participant’s Account for any Plan Year made pursuant to this Section 4.2 shall not exceed the lesser of $40,000 (or such amount as may be permitted pursuant to regulations issued under 415(d)((1) of the Code), or 100% of the Participant’s total Limitation Compensation for the Plan Year.

The Plan Year shall constitute the “Limitation Year” for purposes of measuring allowable Annual Additions pursuant to Section 415 of the Code.

Limitation Compensation shall mean a Participant’s earned income, wages, salaries, fees for professional service and other amounts paid or payable by the Employer for personal services actually rendered in the course of Employment with the Employer maintaining the plan (including, but not limited to, commissions paid salesmen, compensation for services on the basis of percentage of profits and bonuses, fringe benefits, expense allowances, and, effective January 1, 1998, amounts which are contributed by the Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code Section 125 or 402(e)(3)) and excluding the following:

(a)  Employer contributions to a plan of deferred compensation to the extent contributions are not includible in gross income of the Employee for the taxable year in which contributed, or on behalf of an Employee to a simplified employee pension plan to the extent such contributions are deductible by the Employee or any distributions from a plan of deferred compensation;

(b)  amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(c)  amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

(d)   other amounts which receive special tax benefits, or contributions made by an Employer (whether or not under a salary reduction agreement) towards the purchase of a Code Section 403(b) annuity contract (whether or not the amounts are actually excludable from the gross income of the Employee).

4.2.3  Definition of Annual Additions.  For purposes of Section 4, the term “Annual Additions” shall mean, for any Plan Year, the aggregate of amounts credited to a Participant’s Accounts from Employer and any Participant contributions, forfeitures and amounts described in Code Section 415(1)(2) and 419A(d)(2).

4.2.4  Participation in Another Defined Contribution Plan.  If a Participant in this Plan is also a participant in another defined contribution plan, as defined in Section 414(i) of the Code, to which contributions are made by the Employer or any member of the Controlled Group (as defined in Section 1.9, except that the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” in applying Section 1563(a)(1) of the Code), then the Participant’s Annual Additions in such other plan shall be aggregated with the Participant’s Annual Additions derived from this Plan, and the Participant’s Limitation Compensation from such other member of the Controlled Group shall be aggregated with his or her Limitation Compensation from his or her Employer for purposes of applying the limitations in Section 4.

4.2.5  Reductions in Annual Additions.  If the Annual Additions to a Participant’s Accounts would otherwise exceed the limitation described in this Section 4.2, then the aggregate of the Annual Additions to this Plan and the Annual Additions to any other defined contribution plan referred to in Section 4.2.4 shall be reduced until the applicable limitation is satisfied by reducing the aggregate amount in the following order of priority:

(a)  Refund of any voluntary nondeductible contributions made by the Participant to any plan which is part of the Annual Additions and then reduction of Pretax Contributions under this Plan and allocations of such amounts in the succeeding Plan Year;

(b)  If, after the application of (a) above, an excess amount still exists, and the Participant is covered by the Plan at the end of the Limitation Year, the excess amount in the Participant’s Accounts will be used to reduce Employer contributions to this Plan (including any allocation of forfeitures) for such Participant in the next Limitation Year, and each succeeding Limitation Year, if necessary;

(c)  If, after the application of (a) and (b) above, an excess amount still exists, and the Participant is not covered by the Plan at the end of the Limitation Year, the Excess Amount will be held unallocated in a suspense account.  The suspense account will be applied to reduce future Employer contributions (including allocation of any forfeitures) for all remaining Participants in the next Limitation Year, and each succeeding Limitation Year, if necessary;

(d)  If a suspense account is in existence at any time during the Limitation Year pursuant to this subparagraph, it will participate in the allocation of the Trust’s investment gains and losses.  In the event of termination of the Plan, any amounts in such suspense account shall be repaid to the Employer.

4.3   Accounting for Trust Fund Income or Losses.  The Committee, through its accounting records, shall clearly segregate each Account and shall maintain a separate and distinct record of all income and losses of the Trust Fund attributable to each such Account or subaccount.  For purposes of this Section, income or loss of the Trust Fund shall include any unrealized increase or decrease in the fair market value of the assets of the Trust Fund as such values are determined pursuant to Section 4.4.

4.4  Valuation of Trust Fund; No Guarantee Against Loss.  The fair market value of the total net assets comprising the Trust Fund shall be determined by the Trustee as of each Valuation Date pursuant to the terms of the Trust Agreement.  The Employer, the Committee and the Trustee do not guarantee the Participants or their Beneficiaries against loss or depreciation or fluctuation of the value of the assets comprising the Trust Fund.

4.5  Participant Choice of Investment Funds; Transfer of Funds.  The Committee, in its discretion, may permit Participants to direct investments of certain accounts as set forth in this Section 4.5.  If such direction is not permitted, the Committee shall determine the investment of all Accounts.  If the Committee permits Participant direction, then at the same time that a Participant makes an election under Section 3.1, the Participant shall be required to select one or more investment funds (selected by the Committee) in which such Account(s), as designated by the Committee, shall be invested and the percentage of the Account(s) that he or she wishes to have invested in each such fund.  The Committee may also permit Participant investment direction as to Rollover Accounts.  Investment fund selections may be changed in accordance with rules and guidelines adopted by the Committee.  Fund selections and investment fund transfers shall be made in the manner (including minimum multiples of percentages that may be invested in each fund) and at the time prescribed by the Committee.

5.  WITHDRAWALS AND LOANS

5.1  Withdrawals From Rollover Accounts.  Withdrawals may be made from Participants’ Rollover Accounts.  A Participant may request a withdrawal of all or a portion of such Accounts in accordance with rules established by the Committee.  The Accounts will be debited from investment funds in the manner determined by the Committee.

5.2  Financial Hardship/Post-Age 59-1/2 Withdrawals.  In accordance with rules and procedures established by the Committee, a Participant may withdraw up to the value of his or her Pretax Contributions Account as soon as administratively practicable following the Participant’s withdrawal request to the extent necessary to meet a financial hardship provided, however, that the financial hardship shall not be required as a condition for a withdrawal after the Participant has attained age fifty-nine and one half (59-1/2).  If the withdrawal is due to financial hardship, then the earnings available for withdrawal are limited to the income allocated to the Participant’s Pretax Contributions Account as of December 31, 1988.

A withdrawal request will be presumed to be on account of financial hardship if the distribution is necessary in light of immediate and heavy financial needs of the Participant.  A hardship withdrawal under this Section 5.2 shall be permitted only if (i) the amount withdrawn does not exceed the amount required to relieve the hardship (including income taxes and penalties resulting from the withdrawal,) and (ii) the entire amount requested is not reasonably available from other resources of the Participant and is required to meet immediate and heavy financial needs of the Participant arising solely from one or more of the following:

(a)  The payment of expenses incurred by the Participant, the Participant’s spouse, primary beneficiary or any dependent of the Participant for medical care that would be deductible under Code Section 213 (determined without regard to whether the expenses exceed 7.5% of adjusted gross income), or amounts necessary to secure such medical care;

(b)  The payment of tuition and related educational fees (including room, board and certain other fees as provided in regulations under Code Section 401(k)) for up to the next 12 months of post-secondary education for the Participant, the Participant’s primary beneficiary, the Participant’s spouse or child, or any dependent of the Participant (as defined in Code Section 152 without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B));

(c)  The payment of expenses incurred by a Participant in purchasing his or her primary residence (excluding mortgage payments);

(d)  The need to prevent the eviction of the Participant from his or her primary residence or foreclosure on the mortgage of the Participant’s primary residence;

(e)  The payment of funeral or burial expenses for the Participant’s deceased parent, spouse, child, primary beneficiary or dependents (as defined in Code Section 152 without regard to Section 152(d)(1)(B)); or

(f)  The payment of expenses to repair damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether or not the loss exceeds 10% of the Participant’s adjusted gross income).

For purposes of this Section 5.2, “primary beneficiary” means an individual who, in accordance with rules procedures prescribed by the Committee, is designated as a Beneficiary and has an unconditional right to all or a portion of the Participants Accounts on the Participant’s death.

The amount of a hardship withdrawal also may include amounts necessary to pay income taxes and penalties resulting from the withdrawal.  The Participant must obtain any other withdrawals (other than hardship withdrawals) and loans that are available under this Plan or any other plan maintained by the Employer before a withdrawal will be permitted under this Section 5.2.  The Committee may approve the withdrawal of an amount less than that applied for by the Participant and may require proof that any amount withdrawn will be used for the purpose specified in the Participant’s application.

A Participant who makes a withdrawal due to financial hardship under this Section 5.2 shall be suspended and shall not make any Pretax Contributions for a 6 month period immediately following the withdrawal.  No Matching Contributions shall be allocated to the Participant during the 6-month period of suspension.  This suspension rule shall not apply to a Participant who receives a withdrawal under this Section 5.2 after attaining age 59 ½.

5.3  Amount and Payment of Withdrawals.  All withdrawals under this Article 5 shall be made under rules and procedures established by the Committee.  The amount of such withdrawal shall be taken from the Participant’s Account(s) at such time and paid to the Participant in a single sum.

5.4  Loans to Participants.  Loans will be made pursuant to rules and procedures established by the Committee.  Effective July 1, 2007, Participant loans may be made from any Account (other than an Employer Stock Account) held under the Plan for the benefit of a Participant.  These rules shall be designed to ensure that these Participant loans satisfy the requirements of Code Sections 4975(d)(1) and 72(p), and any other provision of law that is, or may become, applicable.  A loan to a Participant (or any former Participant who is a “party in interest” as defined in Section 3(14) of ERISA) must meet the following rules:

(a)  The amount of a loan shall not be less than one thousand dollars ($1,000).  At the time a loan is made, the amount of such loan shall not exceed the lesser of (i) fifty thousand dollars ($50,000) reduced by the Participant’s highest outstanding loan balance during the one-year period ending on the day before the date on which a loan is made, and (ii) fifty percent (50%) of the value of the nonforfeitable portion of the Participant’s Accounts as of the last Valuation Date.

(b)  The Participant must submit a loan application in accordance with rules and procedures established by the Committee.

(c)  When a distribution is made to a Participant (other than a hardship withdrawal or an in-service withdrawal after attaining age 59 1/2) at a time when any principal or interest remains unpaid, the outstanding balance of the loan must be repaid by offsetting the value of the Participant’s Account by the outstanding amount of the loan.  The Participant will be entitled to a distribution of the value of vested portion of his or her Account minus the outstanding principal and interest on the loan.

(d)  The Committee shall establish a Participant Loan Policy to administer loans hereunder.  Under this Policy, among other things, the Committee will establish rules regarding application procedures, criteria for approving or denying loan applications, setting an interest rate, determining if a default has occurred, issuance of 1009-R reports required by the Internal Revenue Service with respect to deemed distributions under Section 72(p) of the Code and such other matters as the Committee may deem relevant.  The Committee may amend such Participant Loan Policy from time to time.

6.  VESTING
6.1  Vesting Schedule.

6.1.1  A Participant shall be fully vested in his or her Pretax Contributions Account, Matching Contributions Account, Employer Contributions Account (Part 1) and Rollover Account at all times.  The full amount credited to a Participant’s Employer Contributions (Part 2) Account shall be deemed 100% vested in him or her when he or she terminates employment by reason of his or her Normal Retirement, Deferred Retirement, Disability or death regardless of the number of his or her Years of Service.  Any amount credited to a Participant’s Account with respect to the Employer’s contribution for the Plan Year in which his or her participation terminates for one of the reasons enumerated in the foregoing sentence shall also be completely vested at the time of such allocation.  In addition, the entire amount in the Accounts of all affected Participants shall be completely vested upon partial or complete termination of the Plan or complete discontinuance of Employer contributions to the Accounts of such affected Participants.

6.1.2  Effective as of July 1, 2007, except as otherwise provided in an Appendix to the Plan, the Employer Contributions Account (Part 2) of a Participant who is credited with an Hour of Service on or after such date will be 100% vested.

6.2  Forfeitures.  Forfeitures shall occur upon the earlier of the following events:

6.2.1  When a Participant incurs his or her fifth consecutive One-Year Break in Service following his or her Termination of Service, that portion of the Participant’s Employer Contributions Account (Part 2) in which he is not vested shall be forfeited.

6.2.2  When a Participant Terminates his or her Service, and a distribution of Plan benefits is made in full or commences to be made to such Participant, that portion of his or her Accounts in which he or she is not vested will be forfeited as of the end of the Plan Year in which such distribution is made or commences.  If the value of a Participant’s vested Employer Contributions Account (Part 2) is zero, such Participant will be deemed to have received a zero dollar distribution of his or her Account on the last day of the Plan Year during which he or she Terminates Service.

6.2.3  Forfeitures will be used to pay expenses incurred by the Plan during such Plan Year.

6.3  Vesting Computation Period.  The computation of Years of Service for vesting purposes shall be made on the basis of the Plan Year.

6.4  Amendment to Vesting Schedule.

6.4.1  If the Plan is amended to provide for a change to the vesting schedule, then with respect to any Employee who is a Participant on (i) the date the amendment is adopted or (ii) the date the amendment is effective, whichever is later, the nonforfeitable percentage of such Employee’s right to that portion of his or her Employer-derived account balance (determined as of such date) shall not be less than his or her nonforfeitable percentage computed under the Plan without regard to such amendment.

6.4.2  In the event of an amendment to the Plan’s vesting schedule, or a change to or from the top-heavy vesting schedule described in Section 12.4, each Participant whose nonforfeitable percentage of his or her Employer-derived account balance was determined under the prior vesting schedule, and who has completed at least three Years of Service with the Employer, may elect, during the election period, to have the nonforfeitable percentage of his or her account balance derived from Employer contributions determined without regard to such amendment.  Each Participant eligible for such election shall make such election during the period commencing on the date the Plan amendment is adopted and ending no earlier than the latest of the following dates:

(a)  the date which is 60 days after the day the Plan amendment is adopted,

(b)  the date which is 60 days after the date the Plan amendment becomes effective, or

(c)  the date which is 60 days after the day the Participant is issued written notice of the Plan amendment by either the Employer or the Plan Administrator.

A Participant shall be considered to have completed three Years of Service if such Participant has completed three Years of Service, with the Employer prior to the expiration of the election period described above in this Section 6.4.2.

7.  DISTRIBUTION OF BENEFITS

7.1  Methods of Distribution.

7.1.1  Employer Stock Account. The vested amount credited to the Participant’s Employer Stock Account shall be distributed in a single lump sum.  Distributions under this Section 7.1.1 shall be made in cash or Employer Stock, as elected by the Participant.

7.1.2  Other Accounts.  Except as otherwise provided in Appendix A, a Participant who retires, is Disabled or Terminates Service for any reason, shall receive the vested value of his or her Pretax Contributions Account, Employer Contributions Account, Matching Contributions Account and Rollover Account in a single lump sum payment in cash, except for any amount described in Section 7.1.1.

7.2  Time of Distribution.

7.2.1  No Discretion of Committee.  Distribution of a Participant’s vested Account shall be made or shall commence at such time as may be specified in this Article 7.  Notwithstanding any other provision of this Plan, except with respect to hardship distributions, no amounts allocated to a Participant’s Pretax Contributions Account may be distributed to the Participant (or his or her Beneficiary) earlier than upon one of the following events:

(a)  Participant attains age 59-1/2;

(b)   Participant retires;

(c)  Participant becomes Totally Disabled;

(d)  Participant terminates his or her employment with the Employer prior to Retirement;

(e)  Participant dies;

(f)  termination of the Plan without establishment of a successor plan; or

(g)  date of the sale or other disposition by the Company to an unrelated corporation, which does not maintain the Plan, of substantially all of the assets (within the meaning of Section 409(d)(2) of the Code) used by such Company in a trade or business of such Company.  This rule applies only with respect to an Employee who continues employment with the corporation acquiring such assets.  The sale of 85% of the assets used in a trade or business will be deemed a sale of “substantially all” the assets used in such trade or business.

Notwithstanding the above, the Plan Administrator shall permit payment prior to the Participant’s termination of employment, retirement or attainment of age 59-1/2 if the payment is made to an “Alternate Payee” under a Qualified Domestic Relations Order within the meaning of Code § 414(p).

7.2.2  Normal Retirement.  A Participant who has satisfied the age and service requirements for Normal Retirement and who retires on his or her Normal Retirement Date shall be entitled to begin receiving his or her benefits within 60 days following the last day of the Plan Year in which his or her Normal Retirement Date occurs, unless the Participant elects to defer his or her distribution to a later date.

7.2.3  Deferred Retirement.   A Participant who has satisfied the age and service requirements for Normal Retirement but who continues to be employed by the Employer shall be entitled to begin receiving his or her benefits within 60 days following the last day of the Plan Year in which he ceases to be an Employee of the Employer, unless the Participant elects to defer his or her distribution to a later date.

7.2.4  Termination of Service.

(a)  This paragraph applies with respect to the distribution of a Participant’s Accounts, if the value of such Accounts is greater than $1,000 and does not exceed $5,000.  A Participant’s Rollover Account shall not be included for the purpose of determining whether the value of a Participant’s Accounts does not exceed $5,000.  If the Participant does not elect to have such distribution paid directly to an “eligible retirement plan” specified by the Participant in a direct rollover (in accordance with Section 7.11, below) or to receive the distribution directly, then the Committee shall direct the distribution of such amount in a direct rollover of cash to an individual retirement account designated by the Committee.  If the value of a Participant’s Accounts is $1,000 or less (taking into account the value of a Rollover Account), unless the Participant elects to have his or her distribution paid directly to an “eligible retirement plan” specified by the Participant in a direct rollover (in accordance with Section 7.11, below) or to receive the distribution directly, the Committee shall direct the distribution of such amounts to the Participant in cash.  A distribution under this Section 7.2.4 shall be made as soon as administratively practicable following a Participant’s termination of employment.

(b)  A former Participant whose distribution commenced or has been fully received under Section 7.2.4(a) and who is reemployed before incurring five consecutive One Year Breaks in Service shall have the right to repay the full amount distributed to him at any time before the earlier of (a) the Vesting Computation Period within which the Participant incurs the fifth consecutive One Year Break in Service or, (b) the fifth anniversary of his or her Reemployment Commencement Date.  Upon such repayment, the Committee shall restore to the former Participant’s Account an amount equal to the balance in the former Participant’s Account at the date of the distribution described in Section 7.2.4(a).  No adjustment of the former Participant’s Account shall be made in order to reflect gains or losses arising subsequent to the date of the distribution described in Section 7.2.4(a).  For purposes of this section, a Participant who terminates employment at a time when he or she has no vested interest shall be deemed to have received a distribution in the amount of zero dollars as soon as administratively practicable after his or her termination of employment.

7.2.5  Death.

(i)  General Rule.  Effective as of July 1, 2007, a Participant’s benefits will be paid not later than one year after the close of the Plan Year in which the Participant dies, unless the Beneficiary of the Participant elects to defer the payment of benefits to a later date, subject to the restrictions set forth below.

(ii)  Death After Commencement of Benefits.  If the distribution of a Participant’s vested interest has begun and the Participant dies before his or her entire interest has been distributed to him, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution selected as of his or her date of death.

(iii)  Death Before Commencement of Benefits -- Latest Deferral by Beneficiary.  If the Participant dies before distribution of his or her interest commences, the Participant’s entire interest must be distributed no later than December 31 of the calendar year which contains the fifth anniversary of the date of the Participant’s death except to the extent that an election is made by the Beneficiary to receive distributions in accordance with (a) or (b) below:

(a)  If any portion of the Participant’s interest is payable to a designated Beneficiary, distributions may be made in substantially equal installments over the life or life expectancy of the designated Beneficiary commencing no later than December 31 of the calendar year immediately following the calendar year in which the Participant died.

(b)  If the designated Beneficiary is the Participant’s surviving spouse, the date distributions are required to begin in accordance with subparagraph (a) above shall not be earlier than December 31 of the calendar year in which the Participant would have attained age seventy and one-half (70 1/2), and, if the spouse dies before payments begin, subsequent distributions shall be made as if the spouse had been the Participant.

7.2.6  Additional Distribution and Payment Requirements.  Notwithstanding any provision of this Plan to the contrary, unless the Participant or Beneficiary otherwise elects, distribution of the Participant’s Account must commence no later than one year after the close of the Plan Year:  (1) in which the Participant terminates employment on or after attainment of his or her Normal Retirement Age or as a result of his or her Disability or death; or (2) which is the fifth Plan Year following the Plan Year in which the Participant Terminates Service, unless he is reemployed by the Employer before such time.

7.2.7  Disability.  A Participant who terminates employment as a result of his or her Disability shall be entitled to the commencement of his or her benefits as provided in Section 7.2.4.  In the event that the Committee determines that a Participant’s Disability is permanent, the benefit he receives hereunder shall be considered a payment for the loss of use of a bodily function unrelated to the period of his or her absence from work under Section 105(c) of the Code.

7.3  General Rules for Minimum Required Distributions.

Beginning on and after January 1, 2003, all distributions under the Plan shall be made in accordance with Section 401(a)(9) of the Code, including the incidental death benefits requirement of Section 401(a)(9)(G) of the Code, and the final and temporary Treasury Regulation Sections 1.401(a)(9)-1 through 1.401(a)(9)-9 that were published by the Internal Revenue Service during April, 2002.  Such Code and Treasury Regulation provisions are incorporated into the Plan by reference and shall override any inconsistent provisions of the Plan.

Beginning on and after January 1, 2003, for purposes of this Section, life expectancies will be computed by use of the expected return multiples as published in the applicable Treasury Regulations, using the calculation methods required therein, and as described in the applicable Treasury Regulation provisions under Section 401(a)(9) of the Code.

Notwithstanding any other provision of the Plan, no distribution of benefits under the Plan shall commence to be made or be made in full any later than 60 days following the latest of the close of the Plan Year in which a Participant attains his or her Normal Retirement Date or Deferred Retirement Date, Terminates his or her Service or attains the tenth anniversary of his or her commencement of Plan participation; provided, however, effective for calendar year 1997 and thereafter, a Participant’s benefits shall be distributed or commence to be distributed to him not later than April 1 of the calendar year following the later of the calendar year in which he attains age seventy and one-half (70 ½) or retires, except that benefit distributions to a five percent (5%) owner must commence by April 1 of the calendar year in which the Participant attains age 70 ½.  A Participant is treated as a five percent (5%) owner for purposes of this section if such Participant is a five percent (5%) owner, as defined in Section 416 of the Code, at any time during the Plan Year ending with or within the calendar year in which such owner attains age 70 ½.  Once distributions have begun to a five percent (5%) owner under this section, they must continue to be distributed, even if the Participant ceases to be a five percent (5%) owner in a subsequent year.

7.4  Reserved.

7.5  Retroactive Distributions.  If the amount of any distribution required to be made or to commence on the date determined under this Article 7 cannot be ascertained by such date, a payment retroactive to such date may be made no later than 60 days after the earliest date on which the amount of such distribution can be ascertained under the Plan.

7.6  No Payment of Benefits While Employed.  No benefits shall be paid to any Participant under this Plan who is under age 59 and ½ while he or she is still employed by the Employer.  If benefit payments have commenced, such benefits shall not continue and payment thereof shall be suspended for any period during which the Participant is employed by the Employer subsequent to the commencement of payment of such benefits.  Upon cessation of employment of the Participant, benefit payments to which he is then entitled shall be resumed and payable from the balance in his or her Account.

7.7  Valuation of Interest.  The interest of a Participant in his or her Accounts which shall have become distributable hereunder shall be valued as of the Valuation Date immediately preceding the date such interest is to be distributed.  For example, in the case of a distribution over a period of time the value of a Participant’s Accounts will be valued as of the Valuation Date immediately preceding the date of each distribution.

7.8  Reserved.

7.9  Responsibility of Employer Regarding Benefits.  Any distribution to any Participant, or to his or her legal representative or Beneficiary, in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Trustee, the Committee or the Employer, any of whom may require such Participant, legal representative or Beneficiary as a condition precedent to such distribution to execute a receipt therefor in such form as shall be determined by the Trustee, the Committee or the Employer, as the case may be.  The Employer and the Trustee do not guarantee the Trust, the Participants, former Participants or their Beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under the terms of this Plan.  All of the benefits distributable hereunder shall be paid or provided for solely from the Trust, and the Employer and the Trustee do not assume any liability or responsibility therefor.

7.10  Deferral of Payment of Benefits During Period of Consideration of Domestic Relations Order; Distribution to Alternate Payee Before Event Permitting Distribution to Participant.  Notwithstanding any other provision of the Plan, to the extent permitted by Section 414(p) of the Code and other applicable law, the Committee may defer payment of a Participant’s benefits beyond the date otherwise provided in the Plan in the event that the Committee, in its discretion, determines that such deferral is necessary for it to consider whether a domestic relations order is a qualified domestic relations order (under Code Section 414(p)) or when the Committee becomes informed that an “alternate payee” (as defined in Code Section 414(p)) is seeking such an order with respect to the Participant’s benefits.

A distribution may be made to an alternate payee prior to a Participant’s Termination of Service, if provided in a qualified domestic relations order.

7.11  Direct Rollovers.

(a)  Distributee Election.  Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section 7.11, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(b)  Definitions.

(i)  Eligible Rollover Distribution.  An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(ii)  Eligible Retirement Plan.  An Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code; an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution.  However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(iii)  Distributee.  A Distributee includes an Employee or former Employee.  In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.  Effective for distributions made on or after July 1, 2007, a Distributee shall include a Beneficiary who is not the surviving spouse of a deceased Participant but only where the distribution to such Beneficiary is to be made in the form of a direct trustee-to-trustee transfer from the Plan to an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b), other than an endowment contract.

(iv)  Direct Rollover.  A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

(c)  Direct Rollovers of Plan Distributions After December 31, 2001.

(i)  Effective Date.  This section shall apply to distributions made after December 31, 2001.

(ii)  Modification of Definition of Eligible Retirement Plan.  For purposes of the Direct Rollover Provisions in Sections 7.11(a) and (b) of the Plan, an Eligible Retirement Plan shall also mean an “Annuity Contract” described under Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amount transferred into such plan from this Plan.  The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

8.  BENEFICIARIES

8.1  Designation.  Each Participant shall have the right to designate, in accordance with the rules and procedures prescribed by the Committee, a Beneficiary or Beneficiaries to receive the benefits herein provided in the event of his or her death and shall have the right at any time to revoke such designation or to substitute another such Beneficiary or Beneficiaries.  Notwithstanding the foregoing, however, designation of a Beneficiary other than the Participant’s surviving spouse shall be invalid unless such surviving spouse consents to, and acknowledges the effect of, such designation in a writing which is witnessed by a notary public or a Plan representative; provided, however, no such consent shall be required if it is established to the satisfaction of the Committee that the consent required hereunder may not be obtained because there is no spouse, or because the spouse cannot be located, or because of such other circumstances as may be prescribed by regulations under Code Section 417(a)(2).

8.2  Absence of Valid Designation of Beneficiaries.  If, upon the death of a Participant, former Participant or Beneficiary, there is no valid designation of Beneficiary on file, the Committee shall designate as the Beneficiary, in order of priority: (i) the surviving spouse; (ii) surviving children, including adopted children; (iii) surviving parents; or (iv) the Participant’s estate.

9.  TRUST AND THE TRUSTEE

9.1  Board to Select Trustee.  The Board shall select a Trustee to hold and invest the Trust Fund in accordance with the terms of a trust agreement and/or other contract.  The Trustee shall be an individual or individuals, a bank or trust company incorporated under the laws of the United States or of any state and qualified to operate as a Trustee or shall be a legal reserve life insurance company or a combination of such entities.  The Board may, from time to time, change the Trustee then serving under the trust agreement and/or other contract to another Trustee or elect to terminate the trust and/or other contract and hold the Plan assets in any other method acceptable under ERISA.

10.  ADMINISTRATION OF PLAN

10.1  Named Fiduciary for Plan Administration.  The Committee shall be the “Named Fiduciary” within the meaning of Section 402(a) of ERISA with respect to the control and management of the operation and administration of the Plan and as such shall thereby be the “Plan Administrator” within the meaning of Section 3(16) of ERISA and Section 414(g) of the Code.  The Committee may delegate its authority and designate an individual to act as the Plan Administrator and to take any actions required of, or permitted by, the Committee hereunder.

10.2  Composition of Committee.

10.2.1  The Board of Directors shall appoint an Administrative Committee which shall administer the Plan.  The Company shall certify to the Trustee the names and specimen signatures of the members of the Administrative Committee.  Each member of the Administrative Committee shall serve at the pleasure of the Board of Directors.

10.2.2  Any member of the Committee may resign by written instrument addressed to the Employer and may be removed by the Board of Directors with or without cause.  While a vacancy exists, the remaining member(s) of the Committee may perform any act which the Committee is authorized to perform.  The decisions of the majority of the number of members of the Committee then in office shall constitute the final and binding act of the Committee.  The Committee may act with or without a meeting being called.  Action taken without a meeting shall be by unanimous written consent of the members of the Committee.  The Committee shall keep minutes of all meetings held and a record of all actions taken by written consent.

10.3  Powers of Committee.  The Committee shall administer the Plan in accordance with its terms and applicable law and shall have all necessary and appropriate powers to carry out the provisions of the Plan.  The Committee shall have full discretion and the exclusive right: (i) to interpret the Plan (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits and the amounts of benefits under the Plan.  Any action or determination of the Committee involving the administration, application or interpretation of the Plan or eligibility for benefits under the Plan shall be final, conclusive and binding on all persons.  In particular, but not by way of limitation, the Committee shall have the following powers and duties:

10.3.1  To resolve all questions respecting administration, interpretation and application of the Plan.  The Committee’s determination shall be binding and conclusive.

10.3.2  To resolve all questions respecting eligibility for participation, eligibility for receipt of benefits, and the amount of benefits.  The Committee’s determination shall be binding and conclusive.

10.3.3  To keep or cause to be kept all records necessary to determine the interests of each Participant in the Plan and for purposes of complying with the reporting and disclosure requirements of ERISA.

10.3.4  To instruct the Trustee regarding the distribution of benefits under the Plan.

10.3.5  To authorize the incurring of expenses for the administration of the Plan.

10.3.6  To receive and resolve claims for denied benefits pursuant to the claims procedure specified in Section 13.4.

10.3.7  To prepare or cause to be prepared, published and/or distributed the reports and other documents required by law to be furnished to Plan Participants or their Beneficiaries, and to governmental agencies.

10.3.8  To act as agent for service of legal process on the Plan, for which purpose the Secretary of the Committee shall be the designated individual upon whom legal process is to be served.

10.3.9  To communicate to any person who has the authority for Plan investments under the Trust such information regarding Plan operations as may be necessary or helpful to coordinate Plan investment policy with the Plan’s requirements for funds to pay expenses and benefits as they become due.

10.4  Named Fiduciary for Control of Plan Assets.  The Committee shall be the “Named Fiduciary” within the meaning of Section 402(a) of ERISA with respect to the control and management of Plan assets and shall sometimes be referred to herein as the “Named Fiduciary for Control of Plan Assets.”

10.5  Powers of Trustee.  The Trustee of the Trust established to hold the assets of the Plan shall hold the Trust Fund subject to the following:

10.5.1  The Trustee shall be subject to the written directions of the Named Fiduciary For Control of Plan Assets; and

10.5.2  The Committee, in its discretion, may permit participants to direct the Trustee as to the investment of the Participants Pretax Contributions Account, Matching Contributions Account and Rollover Accounts in one or more investment funds which shall be selected by the Committee.Despite the Participants’ control over the investment of the Plan assets, the Trustee may decline to follow a Participant’s direction if such direction will result in Internal Revenue Code Section 512 unrelated business taxable income to the Plan, result in a prohibited transaction, jeopardize the qualified status of the Plan or violate the terms of the Plan.  If permitted by the Committees each Participant shall select the investment fund or funds in which aforementioned accounts will be invested, in accordance with Section 4.5.  If a Participant fails to make such a direction, such accounts shall be invested as determined by the Committee.

10.5.3  The Named Fiduciary For Control of Plan Assets may delegate authority to manage, acquire or dispose of all or a part of the Trust Fund to an Investment Manager or Managers meeting the requirements of ERISA Section 3(38).  Such Investment Manager shall acknowledge in writing that he satisfies the requirements of said Section and that he is a fiduciary with respect to the Plan.

10.6  Funding Policy.  Except as provided in Section 10.14, the Named Fiduciary For Control of Plan Assets shall establish the investment objectives and funding policy for the Plan and shall meet from time to time to review those objectives and policies and determine the short-run and long-run financial needs of the Plan, including, but not limited to the need for liquidity in Plan assets.  The investment objectives, funding policy and financial needs of the plan as so determined, and any changes therein, shall be communicated to the Investment Manger who has the authority for Plan investments under the Trust.

10.7  Reserved.

10.8  Allocation and Delegation of Fiduciary Responsibilities.  The Committee may allocate to one or more of its members and may delegate to any other persons or organizations any of its responsibilities and powers with respect to the operation and administration of the Plan.  Any such allocation or delegation shall be reviewed periodically by the Committee and shall be terminable upon such notice as it, in its sole discretion, deems reasonable and prudent under the circumstances.  However, the Named Fiduciary For Control of Plan Assets may not allocate its responsibility to control or manage the assets of the Plan, other than to delegate such authority to an Investment Manager as provided in Section 10.5.

10.9  Employment of Advisors.  Any Named Fiduciary (or any person or organization to whom its responsibilities and powers have been delegated under Section 10.8) may employ persons or organizations to give advice or render services with respect to its duties hereunder; provided, however, that no such person or organization who is so employed shall have any discretionary authority or discretionary responsibility in the management, operation or administration of the Plan.  Thus, without limitation, actuaries, attorneys, accountants and administrative consultants may be employed to render advice and services to the Plan.

10.10  Standard of Care.  In discharging each of the duties and responsibilities assigned to it under this Plan, each Named Fiduciary (or any person or organization to whom fiduciary responsibilities and powers have been delegated) shall act solely in the interests of the Participants and Beneficiaries of the Plan and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.  In the exercise of any discretion no Named Fiduciary or other person or organization shall discriminate in favor of Participants who are officers, stockholders or highly compensated employees.  No individual may participate in any decision which directly relates to his or her interest as a Participant in the Plan.

10.11  Service in More Than One Fiduciary Capacity.  Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan, including, but not limited to, service both as Trustee and Plan Administrator.

10.12  Compensation and Payment of Expenses.  No Named Fiduciary shall receive any compensation for acting as such, but the Trustee, as directed by the Committee, shall pay from the assets of the Trust for the reasonable expenses of administering the Plan, including the reimbursing of the Committee for all necessary and proper expenses incurred in carrying out their duties under this Plan.  The Employer, may, in its discretion, pay the expenses described in the previous sentence.  Costs and expenses applicable to particular investment funds, Accounts, or transactions (e.g., loan fees, brokerage expenses, responses to tender or proxy matters) may, at the discretion of the Committee, be charged to the particular fund(s), Account(s), or transaction(s) involved.

10.13  Indemnification.  The Employer shall indemnify, defend and hold harmless the Committee, and each member thereof, the Plan Administrator, and any other persons to whom any fiduciary duty with respect to the Plan is allocated or delegated pursuant Section 10.8, from and against any and all liabilities, claims, demands, costs and expenses, including attorney’s fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and under ERISA, other than such liabilities, claims, demands, costs and expenses as may result from the gross negligence or willful misconduct of such persons.  The Employer shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section 10.13 applies.  In lieu of the foregoing, the Employer may satisfy its obligations under this Section 10.13 through the purchase of a policy or policies of insurance providing equivalent protection.  This Section 10.13 shall not apply to the Trustee.

10.14  Reserved.

10.15  Voting of Shares of Employer Stock.  Each Participant or Beneficiary shall have the right to direct the Trustee as to the voting of shares allocated to his or her Account with respect to any matter which such shares of Employer Stock are entitled to vote.  The Committee shall establish such procedures as it considers necessary with respect to the voting of shares.

10.16  Divestment Requirements.  Effective as of July 1, 2007, the following rules shall apply:

10.16.1  As used in this Section 10.16 the following terms shall have the meaning prescribed below:

(a)   “Applicable Individual” means a Participant who has been credited with at least three years of service, an “alternate payee” (as defined in Section 7.10) of such a Participant and a Beneficiary of any deceased Participant.

(b)  “Year of Service” has the meaning described in Section 1.42 and shall include (i) Years of Service credited prior to July 1, 2007, and (ii) Years of Service credited under Appendix A.

10.16.2  Subject to the rules set forth in Section 10.16.4, a Participant who is an Applicable Individual prior to the first day of a calendar quarter, with respect to his or her Employer Stock Account, may direct the Employer to divest Employer Stock and reinvest the proceeds in one or more investment options available under the Plan.

10.16.3  The Plan Administrator shall prescribe rules and procedures for Applicable Individuals who wish to divest Employer Stock pursuant to this Section 10.16; provided, however, that such divestment will be permitted at least once in each calendar quarter of the Plan Year.

10.16.4  With respect to Employer Stock contributed to the Plan before July 1, 2007 and allocated to a Participant’s Account, the right of an Applicable Individual under Section 10.16.2 is restricted to the following percentage of such Employer Stock:

Plan Year	Percentage
2007-2008	33%
2008-2009	66%
2009-2010	100%

Notwithstanding the foregoing, the percentage limitation described above shall not apply to the Employer Stock Account of an Applicable Individual who, before July 1, 2006, attained age 55 and completed at least three Years of Service.

11.  AMENDMENT AND TERMINATION

11.1  Amendment.  Because future changes in applicable law or other circumstances may require or make advisable the clarification, modification or amendment of this Plan, the Company reserves the right to amend the Plan at any time, and from time to time, in whole or in part, by adopting a resolution that adopts or sets forth such amendment.  Such power to amend includes the right, without limitation, to make retroactive amendments in accordance with Section 401(b) of the Code (as amended by Section 1023 of ERISA); however, such right to amend the Plan shall be subject to the provisions of Paragraph 11.3.

11.2  Termination, Partial Termination or Complete Discontinuance of Contributions

11.2.1  Although the Company has established the Plan with the bona fide intention and expectation that it will be able to make contributions indefinitely, no Employer is under any obligation or liability whatsoever to continue its contributions to or to maintain the Plan for any given length of time.  Each Employer, in its sole and absolute discretion, may discontinue its contributions or terminate its participation in the Plan without any liability whatsoever for such discontinuance or termination.  The Board of Directors of the Company may terminate the Plan in its absolute discretion of at any time.  If the Plan is terminated or partially terminated or if contributions of an Employer are completely discontinued, the rights of all affected Participants in their accounts shall thereupon become no forfeitable notwithstanding any other provisions of the Plan.  The Trust, however, shall continue until all Participants’ accounts have been completely distributed to or for the benefit of the Participants in accordance with the Plan.

11.2.2  Upon termination of the Plan, the Committee may, in its discretion, direct the Trustee either to freeze the Trust and distribute benefits in accordance with the terms of the Plan or to distribute the assets of the Trust Fund after making payment of all expenses and taxes, if any, properly chargeable against Plan assets.

Distributions will be made in such manner as the Committee may determine and such determination by the Committee shall be conclusive upon all persons.

11.3  No Reversion.

11.3.1  The Company shall have no power to amend or terminate the Plan in such a manner as would cause or permit any part of the assets in the Trust to be diverted to purposes other than for the exclusive benefit of Participants or their Beneficiaries or as would cause or permit any portion of such assets to revert to or become the property of an Employer.  Further, an Employer shall have no right to modify or amend the Plan retroactively in such a manner as to reduce the benefits of any Participant or his or her Beneficiary accrued under the Plan by reason of contributions made by the Employer prior to the modification or amendment except to the extent that such reduction is permitted by ERISA.

11.3.2  Contributions to the Plan are conditioned on their deductibility under Section 404 of the Code, and notwithstanding any other provision of this Plan, to the extent a deduction for any such contribution is disallowed, the Trustee, at the direction of the Committee, shall, within one year after the date of the disallowance of the deduction, return to the Employer the then value of the disallowed portion of the contribution.

11.3.3  Notwithstanding any other provision of this Plan, if a contribution is made under a mistake of fact (including, but not limited to, arithmetical errors in calculating the amounts to be contributed, errors in determining the existence or amount of net profits or accumulated earnings and profits, errors in determining the eligible Participants whose compensation may be considered and the amount of compensation of eligible Participants), the Trustee, at the direction of the Committee, shall, within one year after the payment of the contribution, return to the Employer the then value of the mistaken contribution.

12.  TOP-HEAVY PLAN RULES

If the Plan is or becomes a Top-Heavy Plan, the provisions of this Article 12 will supersede any conflicting provisions in the Plan.

12.1  Definitions.  For purposes of applying the provisions of this Article 12:

12.1.1   “Key Employee” shall mean any Employee or former Employee (and the Beneficiaries of such Employee or Former Employee) who at any time during the Determination Period was (i) an officer of the Employer whose annual Compensation exceeds 50 percent of the dollar limitation under Code Section 415(b)(1)(A) (however, no more than the lesser of (A) fifty Employees or (B) the greater of three Employees or 10% of the Employer’s Employees shall be treated as officers), (ii) an owner (or individual who is considered an owner under Code Section 318) of one of the ten largest interests in the Employer whose Compensation exceeds 100 percent of such dollar limitation (if two Employees have the same interest, the Employee with the greater annual Compensation shall be treated as having a larger interest), (iii) a 5-percent owner of the Employer, or (iv) a 1-percent owner of the Employer whose annual Compensation exceeds $150,000.  The Determination Period is the Plan Year containing the Determination Date and the four preceding Plan Years.  Determinations regarding Key Employees will be made in accordance with Section 416(1) of the Code and the regulations thereunder.

12.1.2   “Top-Heavy Plan” shall mean this Plan, if.

(a)  The Top-Heavy Ratio for this Plan exceeds 60 percent and this Plan is not part of a Required Aggregation Group or Permissive Aggregation Group of plans; or

(b)  This Plan is a part of a Required Aggregation Group of plans (but not part of a Permissive Aggregation Group) and the Top-Heavy Ratio for the Required Aggregation Group exceeds 60 percent; or

(c)  This Plan is a part of a Permissive Aggregation Group of plans and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60 percent.

12.1.3   “Top-Heavy Ratio” shall mean the following:

(a)  If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer has not maintained any defined benefit plan under which, during the five-year period ending on the Determination Date(s), there have existed accrued benefits, the “Top-Heavy Ratio” for this Plan or for the Required or Permissive Aggregation Group, as appropriate, is a fraction, the numerator of which is the sum of the account balances of all Key Employees as of the Determination Date(s) (including any part of any account balances distributed during the five-year period ending on the Determination Date(s)), and the denominator of which is the sum of all account balances (including any part of any account balance distributed in the five-year period ending on the Determination Date(s)), both computed in accordance with Section 416 of the Code and the regulations thereunder.  Both the numerator and denominator of the Top-Heavy Ratio shall be adjusted to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under Section 416 of the Code and the regulations thereunder.

(b)  If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer also maintains or has maintained one or more defined benefit plans under which, during the 5-year period ending on the Determination Date(s) there have existed any accrued benefits, the Top-Heavy Ratio for the Required or Permissive Aggregation Group, as appropriate, shall be a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan(s) for all Key Employees, determined in accordance with Section 12.1.3(a) above, and the present value of accrued benefits under the aggregated defined benefit plan(s) for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of all account balances under the aggregated defined contribution plan or plans, determined in accordance with (a) above, and the present value of all accrued benefits under the defined benefit plan(s) as of the Determination Date(s), all determined in accordance with Section 416 of the Code and the regulations thereunder.  The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio shall be adjusted for any distribution of an accrued benefit made in the five-year period ending on the Determination Date.  Present value shall be determined pursuant to the terms of the defined benefit plan(s).  The actuarial assumptions must be the same with respect to all defined benefit plans described in this Section 12.1.3(b) and such actuarial assumptions must be specified in all such plans.

(c)  For purposes of Sections 12.1.3(a) and (b), above, the value of account balances and the present value of accrued benefits will be determined for this Plan as of the Valuation Date that coincides with the Determination Date, and, for other plans, the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the Code and the regulations thereunder with respect to the first and second Plan Years of a defined benefit plan.  The account balances and accrued benefits of a Participant (1) who is not a Key Employee for a Plan Year but who was a Key Employee in a prior Plan Year, or (2) who has not been employed by the Employer maintaining the plan at any time during the five-year period ending on the Determination Date, will be disregarded.  The computation of the Top-Heavy Ratio and the extent to which distributions, rollovers, and transfers must be taken into account will be made in accordance with Section 416, 416(g)(3) and 416(g)(4)(A) of the Code and the regulations thereunder.  Deductible employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio.  When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

12.1.4   “Permissive Aggregation Group” shall mean the Required Aggregation Group plus any other plans of the Employer which, when, considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

12.1.5   “Required Aggregation Group” shall mean (i) each qualified plan of the Employer in which at least one Key Employee participates and (ii) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Sections 401(a)(4) or 410 of the Code.

12.1.6   “Determination Date” shall mean, for any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year.  For the first Plan Year of the Plan, Determination Date shall mean the last day of that Plan Year.

12.1.7   “Valuation Date” shall mean, for this Plan, the last day of the Plan Year and, for any other Plan, the date indicated in such plan for valuing account balances or accrued benefits.

12.1.8   “Super Top Heavy Plan” shall mean a Top-Heavy Plan, as defined in Section 12.1.2 except that “90 percent” shall be substituted for “60 percent” in such subparagraph.

12.1.9   “Compensation,” for all purposes under this Section 12, shall mean “Limitation Compensation,” as defined in Section 4.2.

12.2  Minimum Allocations.  This Plan guarantees a minimum allocation of Employer contributions and forfeitures for a Plan Year on behalf of any Participant who is an Employee on the last day of the Plan Year and who is not a Key Employee equal to the lesser of:  (A) 3% of such Participant’s Compensation or, (B) the largest percentage of Employer contributions and forfeitures (as a percentage of the first $200,000 of Key Employee’s Compensation, or such larger amount as may be prescribed by the Internal Revenue Service) allocated on behalf of any Key Employee for that Plan Year.  The minimum allocation is determined without regard to any Social Security contribution.  This minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (A) the Participant’s failure to complete 1,000 Hours of Service (or any equivalent provided in the Plan) or (B) the Participant’s receipt of Compensation less than a stated amount.  If the highest rate allocated to a Key Employee for a Plan Year in which the Plan is Top-Heavy is less than 3%, amounts contributed under a salary reduction agreement must be included in determining contributions made for Key Employees.  If the Employer maintains both a defined contribution plan and a defined benefit plan, then both the defined contribution plan and the defined benefit plan must meet its own top heavy minimum unless the minimum contribution under the defined contribution plan is 5% or more.

12.3  Maximum Compensation.  For any Plan Year in which the Plan is a Top-Heavy Plan, only the first $200,000 (or such larger amount as may be prescribed by the Internal Revenue Service) of a Participant’s annual Compensation for the Plan Year may be considered for purposes of determining Employer contributions under the Plan.

12.4  Minimum Vesting Schedule.  For any Plan Year in which this Plan is Top-Heavy, the following vesting schedule described shall apply with respect to a Participant’s Accounts, except to the extent that other Plan provisions provide a more rapid vesting schedule:

Years of Service	Vested Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

12.5  Change in Computation of Allocation and Benefit Limitations.  If this Plan is a Top-Heavy Plan, with respect to Employees who are Participants in both this Plan and a defined benefit plan maintained by the Employer, the Defined Benefit Fraction and Defined Contribution Fraction under Section 4.2 will be computed using 100% rather than 125% of the dollar limitation described therein.

12.6  Modification of Top-Heavy Rules.

12.6.1  Effective Date.  This Section shall apply for purposes of determining whether the Plan is a “Top-Heavy Plan” under Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the Minimum Benefit Requirements of Section 416(c) of the Code for such years.  This Section amends Section 12.1 of the Plan.

12.6.2  Determination of Top-Heavy Status.

(a)  Key Employee.  “Key Employee” means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year, that includes the Determination Date, was an officer of the Employer having Annual Compensation greater that $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002) a five percent (5%) owner of the Employer, or a one percent (1%) owner of the Employer having Annual Compensation of more than $150,000.  For this purpose, “Annual Compensation” means compensation within the meaning of Section 415(c)(3) of the Code.  The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(b)  Determination of Present Values and Amounts.  This Section 12.6.2(b) shall apply for purposes of determining the present values of accrues benefits and the amounts of account balances of employees as of the Determination Date.

(c)  Distributions During Year Ending on the Determination Date.  The present values of accrued benefits and the amounts of Account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any Plan aggregated with the Plan under Section 416(g)(2) of the Code during the one (1) year period ending on the Determination Date.  The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code.In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substitution “Five (5) Year Period” for “One (1) Year Period.”

(d)  Employees Not Performing Services During Year Ending on the Determination Date.  The accrued benefits and Accounts of any individual who has not performed services for the Employer during the One (1) Year Period ending on the Determination Date shall not be taken into account.

12.6.3  Minimum Benefits - Matching Contributions.  Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan.  Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the Actual Contribution Percentage Test and other requirements of Section 401(m) of the Code.

13.  MISCELLANEOUS

13.1  Limitation of Rights; Employment Relationship.  Neither the establishment of the Plan and the Trust nor any modifications thereof, nor the creation of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or any other person any legal or equitable right against the Employer, except as provided in the Plan or the Trust Agreement, and in no event, shall the terms of employment of any Employee or Participant be modified or in any way be affected by the Plan or the Trust.

13.2  Transfer of Assets of Plan; Transfer of Assets of Employer.

13.2.1  In no event shall this Plan be merged or consolidated with any other Plan, nor shall there be any transfer of assets or liabilities from this Plan to any other Plan, unless immediately after such merger, consolidation or transfer, each Participant’s benefits, if such other plan were then to terminate, are at least equal to or greater than the benefits to which the Participant would have been entitled had this Plan been terminated immediately before such merger, consolidation, or transfer.

13.3  Nonalienation Provisions.  Neither the Employer nor the Trustee shall recognize any transfer, mortgage, pledge, hypothecation, order or assignment by any Participant or Beneficiary of all or any part of his or her interest or benefits hereunder, and to the fullest extent permitted by law, neither such interest nor such benefits shall be subject in any manner to transfer by operation of law nor subject to the claims of creditors or other claimants nor subject to any orders, decrees, levies, garnishments and/or executions or any other legal or equitable process or proceedings against such Participant or Beneficiary.  However, the Trustee, at the direction of the Committee, may comply with a court order which is determined to be a qualified domestic relations order under Code Section 414(p).

13.4  Claims Procedure.

13.4.1  Claims for Benefits and Inquiries.  All claims for benefits and all inquiries concerning the Plan, or concerning present or future rights to benefits under the Plan, shall be submitted to the Committee in writing.  An application for benefits must be made in accordance with the rules and procedures prescribed by the Committee.  The Participant or beneficiary may authorize a representative to act on his or her behalf in pursuing benefit claims, in accordance with procedures established by the Committee for determining whether an individual is so authorized.  All claim determinations shall be made by the Committee in accordance with the Plan provisions.

13.4.2  Denial of Claims.  In the event any claim for benefits is denied in whole or in part, the Committee shall notify the applicant of such denial in writing and shall advise the applicant of the right to a review thereof.  Such written notice shall set forth, in a manner calculated to be understood by the applicant,

(a)  specific reasons for the denial,

(b)  specific references to the Plan provisions on which the denial is based,

(c)  a description of any information or material necessary for the claimant to perfect the application, including an explanation of why such material is necessary, and

(d)  an explanation of the Plan’s claims review procedure, the time limits applicable under the procedures and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

Such written notice shall be given to the applicant within 90 days after the Committee receives the application, unless special circumstances require an extension of time of up to an additional 90 days for processing the application.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the applicant prior to the termination of the initial 90-day period.  This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits.

13.4.3  Requests for a Review.  Any person whose application for benefits is denied in whole or in part, or such person’s authorized representative, may appeal from such denial by submitting to the Committee a request for a review of the application within 60 days after receiving written notice of such denial from the Committee.  If the claimant does not request a review of the determination within such 60-day period, the claimant shall be barred from challenging the determination.  The request for a review shall be in writing and shall set forth all of the grounds on which it is based, all facts and documents in support of the request and any other matters which the applicant deems pertinent.  The Committee may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.  The claimant may submit written comments, documents, records and other information related to the benefit claim on appeal.  The claimant must be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim.  A document is considered relevant to the claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the benefit decision with the requirement that the benefit determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants.

13.4.4  Decision on Review.  The Committee on appeal must undertake a full and fair review of the claim and consider all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.  The Committee shall act upon each request for review within 60 days after receipt thereof unless special circumstances require an extension of time of up to an additional 60 days for processing the request.  If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 60-day period.  This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits.  If an extension of time is required due to the claimant’s failure to submit information necessary to review the claim, the period of time that the Committee has to review the claim will be tolled from the date on which the notice of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Within the time prescribed above, the Committee shall give written notice of its decision to the applicant and the Employer.  In the event that the Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the applicant,

(a)  the specific reasons for such denial,

(b)  specific references to the Plan provisions on which the decision is based,

(c)  a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim.  A document is considered relevant to the claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the benefit decision with the requirement that the benefit determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants, and

(d)  a description of any voluntary appeal procedures offered under the Plan, the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

In the event that the Committee determines that the application for benefits should not have been denied in whole or in part, the Employer shall take appropriate remedial action as soon as reasonably practicable after receiving notice of the Committee’s decision.

13.4.5  Rules and Procedures.  The Committee may establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Section 13.4.  The Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits in whole or in part to do so at the applicant’s own expense.

13.4.6  Exhaustion of Remedies.  No legal action for benefits under the Plan shall be brought unless and until the applicant (a) has submitted a written claim for benefits in accordance with Section 13.4.1; (b) has been notified by the Committee that the application is denied; (c) has filed a written request for a review of the application in accordance with Section 13.4.3; and (d) has been notified in writing that the Committee has affirmed the denial of the application.  However, an action may not be brought by the claimant under Section 502(a) of ERISA if the claimant fails to bring such claim within the period prescribed by law.

13.5  Consent of Spouse.  The Committee, in its discretion, may require that any designation of a Beneficiary, election to the form or time of receipt of a benefit, or any other designation, election or consent required of or allowed to a Participant under this Plan be made in writing and that the Participant’s spouse (if the Participant is married) consent to such designation, election or consent, as evidenced by her signature on any such document.

13.6  Applicable Law; Severability.  The Plan hereby created shall be construed, administered and governed in all respects in accordance with ERISA and other pertinent federal laws.  However, if any provision is susceptible of more than one interpretation, such interpretation shall be given thereto as is consistent with the Plan being a qualified employees’ profit-sharing plan within the meaning of the Code.  If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

13.7  Lost Participants.  If the Committee is unable, after reasonable and diligent effort, to locate a Participant or Beneficiary who is entitled to payment under the Plan, the payment due such person shall become a forfeiture after three years; provided, however, that if the Participant or Beneficiary later files a claim for his or her benefit, it shall be reinstated.  Notification by certified or registered mail to the last known address of the Participant or Beneficiary shall be deemed a reasonable and diligent effort to locate such person.

13.8  Gender and Number.  As used in this Plan, the masculine, feminine or neuter gender, the singular or plural number and the use of the collective or the separate shall each be deemed to include the others whenever the context so indicates.

IN WITNESS WHEREOF, the SYS Technologies 401(k) Plan has been executed at San Diego, California on the  26  day of  October , 2007.

SYS

By:       /s/ Robert Babbush
Name: Robert Babbush
Title:   Sr. Vice President, Corp. Admin.